UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TUTOR PERINI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

April 13, 2017

Dear Shareholder:

You are cordially invited to attend the Tutor Perini Corporation 2017 Annual Meeting of Shareholders. The Annual Meeting will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 24, 2017 at 1:00 p.m., Pacific Daylight Time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of 2017 Annual Meeting of Shareholders and proxy statement.

Your vote is very important to us. We hope that you are able to participate, either by voting in person or by other acceptable means as described in the attached proxy statement.

Thank you for your ongoing support of Tutor Perini Corporation.

Sincerely,

Ronald N. Tutor
Chairman & Chief Executive Officer

TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 24, 2017

TIME:	1:00 p.m., Pacific Daylight Time

LOCATION:	15901 Olden Street, Sylmar, California 91342

MEETING AGENDA:	1. Elect each of the 12 directors named in the accompanying proxy statement for a one-year term expiring at the 2018 Annual Meeting of Shareholders;

2. Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the year ending December 31, 2017;

3. Approve the Tutor Perini Corporation Incentive Compensation Plan;

4. Advisory (non-binding) vote on the Company’s executive compensation; and

5. Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation.

RECORD DATE:	Only shareholders of record at the close of business on March 31, 2017 are entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof.

PROXY VOTING:

Your vote is very important. We urge you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares over the Internet at www.proxyvote.com, telephonically by dialing 1-800-690-6903, or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if you request them to do so, they will provide you a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted.

By order of the Board of Directors,

John D. Barrett, Secretary

April 13, 2017

Sylmar, California

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 24, 2017: The proxy statement and 2016 Annual Report are available at investors.tutorperini.com/events-calendar/proxy-voting.

TABLE OF CONTENTS

INTRODUCTION	1
INFORMATION REGARDING THE ANNUAL MEETING	2
PROPOSAL 1: ELECTION OF DIRECTORS	4
Board of Directors	4
Corporate Governance	9
Report of the Audit Committee	12
Report of the Compensation Committee	15
Certain Relationships and Related Party Transactions	16
Compensation Committee Interlocks and Insider Participation	17
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS	18
PROPOSAL 3: APPROVAL OF THE TUTOR PERINI CORPORATION INCENTIVE COMPENSATION PLAN	19
PROPOSAL 4: ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION	25
EXECUTIVE OFFICERS	26
COMPENSATION DISCUSSION AND ANALYSIS	26
Executive Compensation	41
Director Compensation	50
PROPOSAL 5: ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	52
OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS	53
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	54
SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING	56
OTHER MATTERS	56
HOUSEHOLDING OF ANNUAL MEETING MATERIALS	56
WHERE YOU CAN FIND ADDITIONAL INFORMATION	56

TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

PROXY STATEMENT

April 13, 2017

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Tutor Perini Corporation (the “Company,” “Tutor Perini,” “we,” “us” or “our”) of proxies for use in voting at the 2017 Annual Meeting of Shareholders (“Annual Meeting”) to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 24, 2017, at 1:00 p.m., Pacific Daylight Time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only shareholders of record as of the close of business on March 31, 2017 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of March 31, 2017, the Company had 49,543,553 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

At the meeting, our shareholders will consider and vote on the following matters:

•     Proposal 1, for the election of each of the 12 nominees for director, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. You may vote FOR any or all director nominees or WITHHOLD your vote from any or all of the director nominees.

We recommend a vote FOR the election of each director nominee.

•     Proposal 2, for ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2017, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

We recommend a vote FOR the ratification of Deloitte & Touche LLP.

•     Proposal 3, approval of the Tutor Perini Corporation Incentive Compensation Plan, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

The Board of Directors recommends that the Plan be approved to ensure the Company is able to continue its long-term, share-based incentive strategy, which is a critical element of its Pay-for-Performance compensation philosophy and aligns executive incentives with shareholder value. Approval of the Plan will also allow the Company to attract and retain executive talent, which is critical given the project opportunities ahead and the competition for executive talent within our industry.

We recommend a vote FOR the approval of the Tutor Perini Corporation Incentive Compensation Plan.

•     Proposal 4 is an advisory (non-binding) vote to approve the Company’s executive compensation, as disclosed in “Compensation Discussion and Analysis.” This proposal is advisory in nature, which means that the vote is not binding upon the Company. However, the Board and the Compensation Committee will consider the affirmative vote of a majority of the votes cast “FOR” the proposal as approval of the compensation paid to the Company’s named executive officers as described in this Proxy Statement.

The Company and the Compensation Committee have made considerable progress and improvements with regard to executive compensation, directly in response to various concerns expressed by shareholders and independent proxy advisors. These areas of improvement include share pledging, CEO Pay-for-Performance, the level of CEO pay, diversification of performance metrics and the length of performance periods for long-term incentive compensation, among others (see page 29 for details). The improvements demonstrate the Company’s regard for its shareholders’ opinions and its willingness to effect changes necessary to warrant shareholder support for its executive compensation.

We recommend a vote FOR the advisory vote to approve executive compensation.

•     Proposal 5 is an advisory (non-binding) vote on whether the advisory vote on executive compensation, as discussed in Proposal 4, should occur every year, every two years or every three years. This proposal is advisory in nature, which means that the vote is not binding upon the Company. The opinions expressed by shareholders on this matter will be taken into consideration by the Board regarding the future frequency of the advisory vote on executive compensation.

We recommend a vote for EVERY YEAR with respect to the frequency of future advisory votes on executive compensation.

On April 13, 2017, proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 were made available over the Internet to shareholders entitled to vote at the Annual Meeting. A Notice of Internet Availability of Proxy Materials indicating how to access our proxy materials over the Internet was first sent, or given, to shareholders on April 13, 2017.

INFORMATION REGARDING THE ANNUAL MEETING

Admission to the Annual Meeting

You are entitled to attend the Annual Meeting if you were a shareholder of record or a beneficial owner of our Common Stock on the record date. If you are a shareholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. Seating and parking are limited.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the Annual Meeting, you should obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the Annual Meeting.

Proxies and Voting Procedures

You may vote your shares over the Internet at www.proxyvote.com or telephonically by dialing 1-800-690-6903, as discussed in the Notice of Internet Availability of Proxy Materials mailed to shareholders of record. Proxies submitted via the Internet or by telephone must be received by 8:59 p.m., Pacific Daylight Time on May 23, 2017. You may request a printed copy of the proxy materials by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

If the shares you own are held in “street name” by a bank or brokerage firm, you are considered the “beneficial owner” of such shares, and your bank or brokerage firm will provide you a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted. In order to vote your shares, you must follow the voting instructions forwarded to you by, or on behalf of, that organization. Brokerage firms, banks and other fiduciaries or nominees are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct your broker, bank or other nominee or fiduciary how to vote, and you are also invited to attend the Annual Meeting. We encourage you to provide instructions to your broker, bank or other nominee or fiduciary to vote your shares. Since a beneficial owner is not the record shareholder, you may not vote the shares in person at the Annual Meeting, unless you obtain a legal proxy from the broker, bank or other nominee or fiduciary that holds your shares giving you the right to vote the shares at the meeting.

Electronic Availability of Proxy Statement and 2016 Annual Report

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2016 Annual Report available to shareholders electronically via the Internet at investors.tutorperini.com/events-calendar/proxy-voting. On April 13, 2017, we began mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2016 Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials, unless you request one by following the instructions contained in the notice. We believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need and reduces the environmental impact of our Annual Meeting.

Quorum

The presence, in person or by proxy, of outstanding shares of Common Stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

Abstentions and Broker Non-Votes

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as present.

If your shares are held in “street name” and you do not return your proxy, your brokerage firm may vote your shares for you under certain circumstances. Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. Votes that cannot be cast by brokerage firms on non‑routine matters will be “broker non-votes.” Of the proposals contained herein, only Proposal 2 is considered a routine matter.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm. This ensures your shares will be voted at the meeting according to your instructions.

Abstentions and broker non-votes have no effect on any of the proposals discussed in this proxy statement, except for Proposal 3. For the purpose of Proposal 3, abstentions will have the same effect as votes against the proposal.

Proxy Solicitation

In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company also has retained the services of Alliance Advisors, LLC to assist as needed in the proxy preparation, review, and solicitation process for a fee not to exceed $25,000. Furthermore, we pay the cost of soliciting proxies, which may include the reimbursement of brokers’, banks’ and other nominees’ expenses for sending proxy materials and obtaining voting instructions from their customers.

Revocation of Proxies

If you execute and return a form of proxy or vote electronically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by providing written notice to our Secretary, by the subsequent execution and delivery of another proxy, or by voting in person at the Annual Meeting. Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and you must, instead, follow the directions provided by your broker to change those instructions.

Adjournments and Postponements

In accordance with the Company’s by-laws, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting. Additionally, the Annual Meeting may be postponed and rescheduled by the Board. There may be no notice of the time, date and place of the adjourned meeting, other than by announcement made at the Annual Meeting, regardless of whether or not a quorum is present. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company has a  declassified Board of Directors. As such, the terms of all current members of the Board of Directors will expire at the Annual Meeting of Shareholders on May 24, 2017.

The Board of Directors currently consists of 11 directors, with 8 determined to be independent. The Board has nominated the 11 current directors and is nominating an additional director, Dennis D. Oklak, contingent upon shareholder election, to serve until the 2018 Annual Meeting of Shareholders. In accordance with our by-laws, each director nominee so elected will serve a one-year term expiring at the 2018 Annual Meeting of Shareholders, unless they resign or are removed before their term expires, or until their successor has been duly elected and qualified.

The following individuals are the nominees for election to the Board:

Name	Age	Director Since	Independent
Ronald N. Tutor	76	1997
Peter Arkley	62	2000	✓
Sidney J. Feltenstein	76	2013
James A. Frost	64	2015
Michael R. Klein	75	1997	✓
Thomas C. Leppert	62	2017	✓
Robert C. Lieber	62	2014	✓
Dennis D. Oklak	62	—	✓
Raymond R. Oneglia	69	2000	✓
Dale A. Reiss	69	2014	✓
Donald D. Snyder	69	2008	✓
Dickran M. Tevrizian, Jr.	76	2011	✓

Detailed information about the Board’s determination of director independence is provided in the “Director Independence” section starting on page 8.

The principal occupation, business experience and educational background of each director nominee are set forth below:

Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman of the Board since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman of the Board, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008. He is a member of the Board of Trustees of the University of Southern California. With over 20 years at the Company and over 54 years in the industry, Mr. Tutor brings to our Board an industry acknowledged leadership role and in-depth knowledge of our Company and the construction industry. Mr. Tutor holds a Bachelor of Science in Finance from the University of Southern California.

Peter Arkley has served as a director since May 2000. Since June 2011, he has served as Senior Managing Director, Construction Services Group of Alliant Insurance Services, an insurance and bonding brokerage firm. From 1994 to 2008, he served as the Chairman/CEO of AON’s United States Construction Services Group, an insurance and bonding brokerage firm, and from 2008 until June 2011 he served as the Managing Principal/CEO of AON’s Global Construction Group. He is also a director of the Greater Los Angeles Zoo Association, a non-profit organization. Mr. Arkley has extensive knowledge and expertise in insurance surety and financial service markets. Mr. Arkley provides the Board insight on risk management and financial service matters. Mr. Arkley holds a Bachelor of Science in Finance from Wagner College.

Sidney J. Feltenstein has served as a director since November 2013 and is a Senior Operating Partner of Sentinel Capital Partners. He is the retired chairman and CEO of Yorkshire Global Restaurants, Inc., the holding company for A&W Restaurants and Long John Silver’s, which he founded in 1994. Prior to creating Yorkshire Global Restaurants, Mr. Feltenstein spent 19 years with Dunkin’ Donuts in both operations and marketing, the last 12 of which he spent as chief marketing officer. In 1992, he left Dunkin’ Donuts to become executive vice president of worldwide marketing for Burger King Corporation. Mr. Feltenstein serves on the board of directors of Wingstop Restaurants, Inc.,  a publicly held company, and is a member of their Audit Committee and Compensation Committee. Mr. Feltenstein also serves as a director of Fazoli’s, The HoneyBaked Ham Company, Focus Brands, Arby’s, Inc., Huddle

House, Inc., Checkers, Inc., and TGI Fridays, all of which are privately held companies. In addition, he is a former Trustee and Audit Committee chairman and is currently an Overseer of Boston University, and is a Trustee of The Health Store Foundation and One Family Health, all of which are non-profit organizations. Mr. Feltenstein is a past chairman of the International Franchise Association (IFA) and a former chairman of the IFA Educational Foundation. He is also a member of the IFA Hall of Fame and a past recipient of the IFA’s Entrepreneur of the Year Award. Mr. Feltenstein brings extensive operational and marketing management expertise to the Board through various positions held over his career and through his experience as a director of other public and private companies. Mr. Feltenstein holds a Bachelor of Arts in Communications from Boston University.

James A. Frost has served as a director since February 2015, when he was promoted to the position of President and Chief Operating Officer. In addition, since 2008, Mr. Frost has served as CEO of Tutor Perini’s Civil Group. He originally joined the Company’s predecessor, Tutor-Saliba, in 1988 and was ultimately elevated to the role of Chief Operating Officer. Prior to Tutor-Saliba, Mr. Frost founded and was the majority owner of his own general construction company, which he successfully operated for 10 years. He spent more than four years in active duty military service with the United States Air Force. Mr. Frost studied engineering at the College of Southern Maryland, at Texas State University and at the University of Texas in Austin. He also completed a two-year business management program at the University of Phoenix in Woodland Hills, California. Over the course of his career, Mr. Frost has gained extensive executive leadership experience in construction management and operations, overseeing numerous projects, including many of the Company’s largest and most difficult building and civil projects. With 29 years of experience with the Company, Mr. Frost provides the Board with significant insight into the executive management and operational aspects of the Company.

Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He has been elected by the Board as the Lead Independent Director. Mr. Klein, serves as Chairman of the Board of Directors of CoStar Group, Inc., a publicly held provider of commercial real estate information of which he was a co-founder; as Chairman and CEO of the Sunlight Foundation and of Gun Violence Archive, both non-profit organizations which he founded; and as Chairman of the Shakespeare Theatre Company, a non-profit organization. Through 2009, he served as Chairman of the Board of Directors of Le Paradou, LLC, a privately held company, and through 2011 he served as the Lead Independent Director and Chairman of the Governance Committee of SRA International, Inc., a formerly publicly held provider of technology and strategic consulting services and solutions which was sold in June 2011, and as a director of ASTAR Air Cargo, Inc., a privately held company which was sold in 2014. He is a director of ThinkFood Group, LLC, a privately held food services company, a trustee of the Aspen Institute and Vice Chairman of the Aspen Music Festival and School, both non-profit organizations. From 1974 until 2005, Mr. Klein was a partner of the law firm Wilmer Cutler Pickering, now Wilmer Hale. Mr. Klein’s 40 plus years as a corporate lawyer, investor, and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Company in his role as Lead Independent Director. Mr. Klein holds a Master of Laws from Harvard Law School and Juris Doctor and Bachelor of Business Administration from the University of Miami.

Thomas C. Leppert has served as a director since March 2017. Mr. Leppert has over 30 years of leadership experience in both the public and private sectors, spanning a variety of roles including corporate CEO and elected political official. He served as the Chief Executive Officer of Kaplan, Inc., a global multi-billion dollar educational services company, from 2014 to 2015, and as the Chief Operating Officer from 2013 to 2014. From 2007 to 2011, he served as the mayor of Dallas, Texas. Prior to his public service, he served as Chairman and Chief Executive Officer of The Turner Corporation, one of the nation’s largest general building companies; Vice Chairman of Pacific Century Financial Corporation and its major subsidiary, the Bank of Hawaii; President and Chief Executive Officer of Castle & Cooke Properties, Inc.; and National Partner of Trammell Crow Company. Mr. Leppert began his career at McKinsey & Co., where he was elected a Principal of the firm. He is a director for W.S. Atkins PLC, which is a publicly traded multinational engineering, design, planning, architectural design, project management and consulting services company. Mr. Leppert holds a Bachelor of Arts in Economics and Accounting from Claremont McKenna College and a Master of Business Administration with distinction from Harvard Business School.

Robert C. Lieber has served as a director since August 2014. Mr. Lieber is Executive Managing Director of Island Capital Group LLC and C-III Capital Partners LLC, which he joined in July 2010 after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development. Prior to joining the Bloomberg administration in January 2007, Mr. Lieber retired from Lehman Brothers after 23 years, serving most recently as a Managing Director in Lehman’s Real Estate Private Equity Group and prior to that as the Global Head of Real Estate Investment Banking. Mr. Lieber also serves as a Director of ACRE Realty Investors, a publicly traded real estate investment trust headquartered in Atlanta, Georgia. In September 2016, he was appointed as a director of Resource Innovation Office REIT, Inc., a public non-traded real estate investment trust (REIT), and was named the President and Chief Executive Officer of Resource Capital Corp., a publicly-traded REIT, each of which are managed by affiliates of Resource America, Inc., which is a wholly-owned subsidiary of C-III Capital Partners LLC. He also served as a Board member, Secretary of the Board and Trustee for the Urban Land Institute and is a former Chairman of the Zell-Lurie Real Estate Center at the Wharton School, University of Pennsylvania. Mr. Lieber brings extensive expertise and insight into financial and political matters pertaining to real estate and infrastructure development projects, gained through his experience in the financial and government sectors. Mr. Lieber holds a Bachelor of Arts from the University of Colorado and a Master of Business Administration from the Wharton School.

Dennis D. Oklak has been a director at Duke Realty Corporation, a publicly traded REIT focused on industrial and office properties, since 2004. Since 1986, Mr. Oklak held various senior executive positions at Duke Realty Corporation and most recently served as Chief Executive Officer from April 2004 through December 2015. He has served as Chairman of the Board of Directors of Duke Realty Corporation since 2005. Mr. Oklak has also served as a director of Xenia Hotels & Resorts, Inc., a publicly traded REIT focused on lodging properties, since 2015. Mr. Oklak brings real estate industry, finance, accounting, auditing, consulting, operations, development and executive leadership expertise. He holds a Bachelor of Science in Accounting from Ball State University.

Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has also served as Vice Chairman of the Board of Directors of O&G Industries, Inc. (“O&G”), a Connecticut corporation engaged in the construction industry, and prior to that, served in various operating and administrative capacities with O&G since 1970. Mr. Oneglia’s 47 years of experience at O&G allows him to contribute an in-depth industry perspective. Mr. Oneglia holds a Bachelor of Science from Union College.

Dale A. Reiss has served as a director since May 2014. She currently serves as Senior Managing Director of Brock Capital Group LLC and chairman of Brock Real Estate LLC, its equity and mezzanine financing arm. Ms. Reiss is a director of iStar Financial Inc., a real estate finance company, where she is chairperson of the Audit Committee, of CYS Investments, Inc., where she is a member of the Audit and Nominating and Governance Committees and of Care Capital Properties Inc., a healthcare REIT, where she is Chair of the Compensation Committee and a member of the Nominating/Governance and Executive Committees. Until her retirement in 2008, she served as Senior Partner as well as Global and America’s director of real estate, hospitality and construction at Ernst & Young LLP and was subsequently senior consultant to their Global Real Estate Center from 2008 to 2011. She served as a managing partner at Kenneth Leventhal & Company from 1985 through its merger with Ernst & Young in 1995. From 1980 to 1985, Ms. Reiss was a senior vice president and controller at Urban Investment & Development Company. Since 1998, Ms. Reiss has served as a governor and past Trustee of Urban Land Institute, and also serves on the Board of Directors of the Guttmacher Institute. She is a former member of the Board of Directors of Post Properties, Inc., where she served on the Audit Committee, and of the Pension Real Estate Association. Ms. Reiss brings extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms, and her experience as a director of other public and private companies. Ms. Reiss holds a Bachelor of Science in Economics and Accounting from the Illinois Institute of Technology and a Master of Business Administration from the University of Chicago. She is a Certified Public Accountant.

Donald D. Snyder has served as a director since 2008. He was a director and the president of Boyd Gaming Corporation from 1997 until his retirement in 2005. Following service from 2010 as dean of the Harrah College of Hotel Administration at the University of Nevada, Las Vegas (“UNLV”), Mr. Snyder was named Acting President of UNLV in February 2014. Since January 2015, he has served as Presidential Advisor at UNLV. He also serves as a member of the nominating and governance (chair) and the risk management committees of Western Alliance Bancorporation, a publicly held commercial bank holding company, and as a director and member of the compensation and governance (chair) committees of Switch, LLC, a privately held technology company. He is presently on the Board of Directors of non-profit entities, including The Smith Center for the Performing Arts (Chairman) and the Nathan Adelson Hospice. Mr. Snyder’s role as a public gaming company executive, his experience in commercial banking (former Chairman & CEO of First Interstate Bank of Nevada), and his experience on several public, private and non-profit boards provides the Board comprehensive insight on financial and business matters. Mr. Snyder holds a Bachelor of Science in Business Administration from the University of Wyoming.

Dickran M. Tevrizian, Jr. has served as a director since September 2011. Prior to his retirement in April 2007, Mr. Tevrizian had been a federal judge for the United States District Court for the Central District of California since 1986, and earlier served from 1972 to 1982 as a Municipal and then as a Superior Court judge for the State of California. From 1999 to 2007, Judge Tevrizian also served as an Advisory Director to the University of California, Los Angeles School of Public Policy. Upon retirement from the federal judiciary, Judge Tevrizian assumed the role of a private mediator/arbitrator with Judicial Arbitration and Mediation Services. Judge Tevrizian also serves on the boards of the Children’s Hospital of Los Angeles, the legal advisory board of Legal Zoom, Inc. and several other privately held companies and corporations. He is also a Trustee of Pacific Oaks College. Judge Tevrizian’s 31 plus years of experience as a federal and state judge provides the Board with significant insight on risk management and compliance matters. Mr. Tevrizian holds a Juris Doctor and a Bachelor of Science in Finance from the University of Southern California.

Our Corporate Governance and Nominating Committee has recommended each of the above listed individuals for re-election or election as directors. Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of the director nominees to hold office until the 2018 Annual Meeting of Shareholders and until their successors are chosen and qualified. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his or her successor is duly elected and qualified. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board or recommended by the Corporate Governance and Nominating Committee, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified, or to reduce the size of the Board.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR RE-ELECTION OR ELECTION AS DIRECTOR.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Composition

The Board currently consists of 11 directors, all of whose terms expire upon the election of their successors at the 2017 Annual Meeting. The most recent addition to the Board was Thomas C. Leppert, who was elected to the Board by a vote of the directors in March 2017. In addition to the 11 current directors, the Board is nominating an additional director, Dennis D. Oklak. The Board has approved an increase to the size of the Board, from 11 to 12 members, contingent upon Mr. Oklak’s election to the Board.

Under the Amended Shareholders Agreement, which became effective upon the September 2008 merger between Perini Corp. and Tutor-Saliba, Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate one nominee for election as a member of the Board (and thereafter, for nomination for election), so long as Mr. Tutor and three trusts he controls (the “Tutor Group”) own at least 11.25% of the outstanding shares of the Company’s Common Stock. For more information, see “Certain Relationships and Related Party Transactions—Amended Shareholders Agreement.” Mr. Tutor elected to exercise his right to designate one nominee to the Board in November 2013, when he designated Mr. Feltenstein for nomination and election to the Board. The Corporate Governance and Nominating Committee reviewed Mr. Feltenstein’s qualifications and his appointment to the Board was unanimously approved by the Board.

Director Independence

The Board assesses its directors’ independence from the Company annually, pursuant to Section 303A of the NYSE Listing Standard. As of its most recent assessment, the Board has affirmatively determined that the following Board members are independent directors: Mr. Arkley, Mr. Klein, Mr. Leppert, Mr. Lieber, Mr. Oneglia, Ms. Reiss, Mr. Snyder and Judge Tevrizian. The Board has also affirmatively determined that Mr. Oklak will be an independent director if elected by shareholders. In making its determination of independence, the Board considered each director’s relationship with the Company and its management. Regarding the Compensation Committee, the Board considered all sources of compensation paid to the directors by the Company, as well as whether the director is affiliated with the Company or any of the Company’s subsidiaries or affiliates. The Board also broadly considered all relevant facts and circumstances when assessing the materiality of each of the Director’s relationships with the Company. The Board considered a broad range of possible relationships, including, among others, commercial, industry, banking, consulting, legal, accounting, charitable and familial.

As part of its review, the Board considered Mr. Arkley’s and Mr. Oneglia’s business relationships with the Company, and concluded that those relationships were not material and,  therefore, both individuals are independent. A summary of the Board’s analysis follows:

•With respect to Mr. Arkley, the Board considered the relationship between the Company and Alliant Insurance Services (“Alliant”), of which Mr. Arkley is currently a Senior Managing Director. In addition, the Board considered Mr. Arkley’s role on the Compensation Committee in assessing whether compensation to Mr. Arkley paid by any person or entity had or would impair his ability to make independent judgments about the Company’s named executive officers.  Consistent with NYSE Listing Standard 303A.02(a), the Board determined that the Company’s relationship with Alliant did not impact Mr. Arkley’s independence from Tutor Perini because of the following: (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients; (2) income generated by Alliant for services provided to Tutor Perini are not material to Alliant’s U.S. or consolidated operations; (3) Mr. Arkley is not personally involved in the management of Alliant’s services provided to the Company; (4) Mr. Arkley recuses himself on all Board decisions regarding insurance; (5) Mr. Arkley does not have the authority to unilaterally negotiate Alliant’s fees charged to the Company; (6) commissions paid by the Company are established by arrangements negotiated between Alliant and insurance carriers, are applied to all of Alliant’s customers, indiscriminately, and are publicly disclosed; and (7) remuneration paid to Mr. Arkley for his role at Alliant is not directly tied to the Company’s use of Alliant’s services.

Additionally, in determining Mr. Arkley’s independence, the Board considered, as it does for all of its directors, the qualitative and quantitative factors in NYSE Listing Standard 303A.02(b) and noted that none of these factors impacted Mr. Arkley’s independence.

i.whether the director was employed by the company in the last three years or has a family member who was an executive officer of the company in the last three years;

ii.whether the director or a family member accepted compensation from the company in excess of $120,000 during any 12 consecutive months in the last three years, other than remuneration for services provided as a director;

iii.whether the director or a family member is a partner at the company’s auditor, or was an employee of the auditor and worked on the company’s audit in the last three years, or the director is an employee of the auditor, or a family member is an employee of the auditor and works on the company’s audit;

iv.whether the director or a family member is or has been in the last three years an executive officer of another entity where any executive officer served on the compensation committee at the same time; and

v.whether the Company made or received payments in the last three years in excess of the greater of 2% of the counterparty’s gross revenue and $1 million to an organization where a director is an employee or has a family member that is an executive officer.

Finally, the Board considered other qualitative factors, including those that could result in only the appearance of a lack of independence, and concluded that Mr. Arkley is independent in both fact and appearance.

•With respect to Mr. Oneglia, the Board considered the relationship during 2016 between O&G, of which Mr. Oneglia is Vice Chairman of the Board of Directors and a shareholder, and Tutor Perini, including the construction joint ventures between Tutor Perini and O&G. The Board determined that the existing joint venture arrangements do not impact Mr. Oneglia’s independence from Tutor Perini because of the following: (1) the joint ventures are formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business; (2) Mr. Oneglia recuses himself on all Board decisions related to the joint ventures between the Company and O&G; (3) Mr. Oneglia is not personally involved in the management of these joint ventures; and (4) Mr. Oneglia does not have the authority to unilaterally negotiate and approve the terms of the joint venture arrangements. In addition, the Audit Committee or the full Board has, in each instance of a proposed joint venture, assured itself that the joint venture is on terms no more favorable to O&G than have been the terms of other joint ventures in which the Company has participated. Finally, the Board considered the qualitative and quantitative factors pursuant to NYSE Listing Standard 303A.02, outlined above regarding Mr. Arkley, and determined that none of these factors impacted Mr. Oneglia’s independence.

Note that with the election of two new directors and resulting committee reassignments, both Mr. Arkley and Mr. Oneglia will transition to the Corporate Governance and Nominating Committee in 2017 from the Compensation Committee and the Audit Committee, respectively. See page 10 for further discussion.

Mr. Tutor and Mr. Frost are both executive officers and employees of the Company,  and Mr. Feltenstein is Mr. Tutor’s father-in-law. Accordingly, none of them serves on committees reserved for independent directors.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders, employees and other interested parties. Those who wish to communicate with the Board may submit communications in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342 and marked to the attention of the Board of Directors or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded directly to the appropriate Board committee or specific directors, as well as to the Company’s Compliance Officer.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby shareholders, employees and other interested parties may make their concerns known directly and confidentially to the non-employee directors, the Audit Committee or the Corporate Governance and Nominating Committee. Shareholders and other interested parties can also communicate with the independent directors via email at board@tutorperini.com.

CORPORATE GOVERNANCE

Board Leadership

Mr. Tutor is Chairman of the Board and Chief Executive Officer. The Chairman of the Board and Chief Executive Officer positions are separately designated offices of the Company, as defined in the Company’s by-laws. However, these offices may be held by the same person. Mr. Tutor’s Employment Agreement stipulates that he shall serve as the Company’s Chief Executive Officer, as a member of the Board of Directors and as Chairman of the Board. Furthermore, the Board has evaluated these positions and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company for the following reasons, among others: (i) his iconic role in the construction industry with a proven record of successfully bidding for and managing large, complex building and civil projects; (ii) his strong business relationships, including those with clients, suppliers, subcontractors and surety and insurance partners; and (iii) his business acumen, strategic sense, discipline and sound judgment, which have resulted in growth and vertical integration while positioning the Company for future success with unprecedented infrastructure spending expected.

Mr. Klein is the Lead Independent Director elected as such by unanimous vote of the independent directors. For more information regarding Mr. Klein’s duties and authority as Lead Independent Director, see “Corporate Governance and Nominating Committee.”

Committees and Meetings of the Board of Directors

During 2016, the Board met seven times, and each of our directors attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees on which such director served. The members of the Board are encouraged to attend our annual shareholders meetings. All 10 of the then-current directors attended the 2016 Annual Meeting of Shareholders.

Our by-laws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. Each of the committees of our Board has a charter, which satisfies the requirements of the corporate governance rules issued by the SEC and the NYSE for each respective committee. Each committee reviews its charter annually and revises it as appropriate. We maintain copies of the charters of each of the committees of our Board in the “Corporate Governance” section of our website at www.tutorperini.com and provide copies in print, without charge, to any shareholder requesting a copy.

The Board reviews the composition of its committees annually to identify opportunities to further enhance their effectiveness, as well as to bring fresh perspectives to the committees. In light of the election of two new directors, the composition of the Board committees in 2017 will reflect certain changes. Mr. Arkley will be replaced on the Compensation Committee by Mr. Leppert and will now become a member of the Corporate Governance and Nominating Committee. Mr. Oneglia will be replaced on the Audit Committee by Mr. Oklak and will also now become a member of the Corporate Governance and Nominating Committee.

The Board’s Role in Risk Oversight

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. Periodically, and at least quarterly, the Board meets with management to discuss key risks to our operations and our strategy, as well as risk mitigation plans and activities. The Board plays an integral role in providing risk oversight on potential related party transactions and any transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its Board committees. For example, the Audit Committee regularly discusses with management certain risk exposures, their potential financial impact on our company and our risk mitigation strategies. In addition, each of the other standing Board committees (the Compensation Committee and the Corporate Governance and Nominating Committee) regularly meets to discuss short- and long-term risk mitigation objectives and to provide oversight for risks relating to the applicable committee’s areas of responsibility. The Compensation Committee, with management’s assistance, reviews the compensation plans and programs throughout the Company to confirm that these plans do not encourage excessive risk-taking that may have a materially adverse effect on the Company.

Since Mr. Tutor serves as both CEO and Chairman of the Board, having a Lead Independent Director in place, as discussed above, helps to ensure that the Board is fulfilling its role in risk oversight.

Nominations for Director

The Board considers candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our by-laws, those identified by a search firm retained for such purpose or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The minimum qualifications and specific qualities and skills required for directors are set forth in the Corporate Governance Guidelines, a copy of which is maintained in the “Corporate Governance” section of our website at www.tutorperini.com. The Corporate Governance and Nominating Committee considers the diversity in skill and experience of each nominee when evaluating candidates individually and when considered with all directors as a group.

A shareholder who wishes to recommend a director-nominee to the Corporate Governance and Nominating Committee for the 2018 Annual Meeting of Shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, so it is received not less than 75 days nor more than 180 days prior to the anniversary date of the 2017 Tutor Perini Annual Meeting of Shareholders. However, if the 2018 Annual Meeting of Shareholders is

held more than seven days earlier than the anniversary date of the 2017 Annual Meeting of Shareholders, then notice must be delivered or received no later than 5:00 p.m. Pacific Daylight Time on (a) the 20th day following the earlier of (i) the day on which such notice of the date of the annual meeting is mailed or (ii) the day on which public disclosure of the date of the annual meeting is made, or (b) if such date of notice or public disclosure occurs more than 75 days prior to the scheduled date of such meeting, then the later of (i) the 20th day following the first to occur of such notice or such public disclosure or (ii) the 75th day prior to such scheduled date of such meeting.

Such shareholder notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person for the past five years and (iii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such person on the date of such shareholder notice and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s stock transfer books, of such shareholder and of the beneficial owners (if any) of the stock registered in such shareholder’s name and the name and address of other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder’s notice and (ii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder and such beneficial owners (if any) on the date of such shareholder notice and by any other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice.

Audit Committee

During 2016, the Audit Committee consisted of Dale A. Reiss (Chair), Michael R. Klein, Robert C. Lieber and Raymond R. Oneglia. The Board has determined that each member of the Audit Committee is “financially literate,” as defined in the NYSE listing standards, and meets the independence and experience requirements for members of an audit committee set forth in the rules of the SEC and the listing standards of the NYSE. Based upon review of their qualifications, the Board has designated Ms. Reiss, Mr. Klein and Mr. Lieber as “Audit Committee financial experts” as defined by the rules of the SEC. If elected, the proposed new director, Dennis D. Oklak, will serve on the Audit Committee and has been determined by the Board to qualify as an “Audit Committee financial expert.” As previously noted, Mr. Oneglia will transition from the Audit Committee to the Corporate Governance and Nominating Committee. None of the Audit Committee members serve on the audit committees of more than two other public companies.

The Audit Committee has the authority to retain special accounting, legal or other consultants, as deemed necessary. The Audit Committee met eight times during 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) oversees the financial reporting process of Tutor Perini Corporation (the “Company”), on behalf of the Board of Directors (the “Board”) of the Company in accordance with the Audit Committee charter. The Board, in its judgment, has determined that all members of the Committee meet the independence and experience requirements of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). The Board has designated Michael R. Klein, Robert C. Lieber and Dale A. Reiss (Chair) as the Company’s “Audit Committee financial experts,” as defined by the rules of the SEC and NYSE, based on review of their qualifications.

The Company's management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls over financial reporting, as well as disclosure controls and procedures. The Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Company's independent auditors (Deloitte & Touche LLP, or “Deloitte,” an independent registered public accounting firm). The Committee is also responsible for the oversight of the Company’s internal audit function. In fulfilling its oversight responsibilities, the Committee meets with Deloitte, internal audit and management to review accounting, auditing, internal controls and financial reporting matters. Deloitte audits the effectiveness of the Company's internal controls over financial reporting and expresses its opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in the conformity with accounting principles generally accepted in the United States of America.

The Committee has adopted pre-approval policies and procedures for certain audit and non-audit services and evaluated whether those pre-approved services that Deloitte provides are consistent with the SEC’s rules and regulations on auditor independence. The Committee has the authority to engage outside legal counsel and others to obtain advice and assistance as deemed necessary.

In connection with the December 31, 2016 audited consolidated financial statements, the Committee:

•     Reviewed and discussed with internal audit, management and Deloitte the Company's internal controls over financial reporting, including a review of management's and Deloitte’s assessments of and reports on the effectiveness of internal controls over financial reporting and any significant deficiencies or material weaknesses;

•     Reviewed and discussed with management and Deloitte the Company's audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;

•     Reviewed with management and legal counsel any significant legal and regulatory matters that may have had a significant impact on the Company’s financial statements;

•     Discussed with Deloitte the matters that are required to be discussed with the Company’s independent auditors by Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301 “Communications with Audit Committees”; and

•     Reviewed and considered the written disclosures and the letter regarding the independence of the Company’s independent auditors, which were received from Deloitte, as required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and discussed with Deloitte its independence.

Based on the reviews and discussions above, the Committee recommended to the Board that the audited consolidated financial statements for 2016 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Committee also recommended to the Board the reappointment of Deloitte, as the independent auditors of the Company for 2017. The Board approved both recommendations made by the Committee and resolved to include Deloitte’s reappointment to the Company’s shareholders for ratification at the 2017 Annual Meeting.

Members during the year just concluded were:
Dale A. Reiss, Chair
Michael R. Klein
Robert C. Lieber
Raymond R. Oneglia

Corporate Governance and Nominating Committee

During 2016, the Corporate Governance and Nominating Committee consisted of Michael R. Klein (Chair), Robert C. Lieber, Donald D. Snyder and Dickran M. Tevrizian, Jr. The Board has determined that each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE. As previously mentioned,  Peter Arkley and Raymond R. Oneglia, also independent directors, will join the Corporate Governance and Nominating Committee in 2017.  The duties of the Corporate Governance and Nominating Committee include the following:

•     Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;

•     Recommending director nominees for each committee of the Board and nominees for Chair of each committee;

•     Evaluating the independence of each director and so advising the Board;

•     Conducting a review and update, as necessary, of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;

•     Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and

•     Nominating a Lead Independent Director whose duties include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties. During 2016, the Corporate Governance and Nominating Committee did not retain any consultants or other experts. The Corporate Governance and Nominating Committee met four times during 2016.

The independent directors have designated Michael R. Klein, chair of the Corporate Governance and Nominating Committee, to act as the Lead Independent Director. In his capacity as Lead Independent Director, Mr. Klein has the following duties and authority:

•     Chairing any meeting of the independent members of the Board in executive session;

•     Meeting with any director who is not adequately performing his duties as a member of the Board or any committee;

•     Serving as a liaison between the Chairman of the Board and the independent directors;

•     Facilitating communications between other members of the Board and the Chairman of the Board; however, each Director is free to communicate directly with the Chairman of the Board;

•     Working with the Chairman of the Board to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and

•     Consulting with the Chairman of the Board on matters relating to corporate governance and Board performance.

We have developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Tutor Perini’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are also available in the “Corporate Governance” section of our website at www.tutorperini.com. Interested parties may obtain printed copies of these documents by writing to or calling the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, California 91342; Telephone: (818) 362-8391; E‑Mail: investor.relations@tutorperini.com. Any amendments to, or waivers of, the Code of Business Conduct and Ethics that apply to our directors, Chief Executive Officer, President, Chief Financial Officer or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Compensation Committee

During 2016, the Compensation Committee consisted of Donald D. Snyder (Chair), Peter Arkley and Michael R. Klein. As previously discussed, Mr. Arkley will be replaced on the Compensation Committee by Thomas C. Leppert and will now become a member of the Corporate Governance and Nominating Committee. The Board has determined that each member of the Compensation Committee is an independent director, as defined by the NYSE, and meets the additional independence requirements of the NYSE applicable to Compensation Committee members.

The principal powers and duties of the Compensation Committee as established by the Board are as follows:

•     Review and approve the executive compensation programs and to employ outside expert assistance, if required, to analyze our compensation practices to assure that they are consistent with the Company’s goals and objectives, and competitive with those of comparable firms in the construction industry;

•     Review and recommend to the Board compensation of directors for service on the Board and its committees;

•     Review and approve corporate goals and objectives relevant to the compensation of the Chairman of the Board and Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives, and recommend to the independent directors of the Board the CEO’s compensation for the Board’s approval;

•     Pursuant to the authority delegated to it by the Board, review and approve the compensation of other executive officers taking into account such factors as it deems appropriate, including, but not limited to, the recommendations of the CEO;

•     Establish, approve and certify the incentive compensation plans in effect, including (i) participants; (ii) performance goals (including, but not limited to, performance goals intended to meet the requirements of Section 162(m)(4)(C) of the Internal Revenue Code); (iii) payment, if any, of bonuses; (iv) determination of whether the form of payment will be cash, stock or a combination thereof, with the CEO’s incentive compensation to be ratified by the independent directors of the Board; (v) interpret the provisions of the incentive compensation plan(s); and (vi) establish rules and regulations governing the incentive compensation plan(s);

•     Oversee administration of the Perini Corporation Pension Plan, including monitoring investments, approval of significant changes to the plan and such other actions that the committee deems necessary; and

•     Review and approve the Compensation Discussion and Analysis prepared by management, and recommend its inclusion in the proxy statement or Form 10-K.

The Compensation Committee has the authority to retain special consultants to advise the Committee as it considers necessary. These consultants report exclusively to the Compensation Committee, which has sole discretion to hire and fire the consultants and to approve their fees. The Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) in 2017 to review and provide guidance for the 2017 proxy statement and to provide other consultative services related to our compensation programs and practices. In addition, during 2016 and 2017, the Compensation Committee consulted Kirkland & Ellis LLP (“K&E”) on certain legal aspects of executive compensation, including our employment and compensation arrangements with our CEO and other executive officers, and our advisory vote proposal on our executive compensation. K&E also advises the Company regarding general corporate, strategic and capital markets matters. The Compensation Committee considered independence factors under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and NYSE rules and concluded that the work performed by Meridian and K&E did not give rise to any conflicts of interest.

The Compensation Committee met four times during 2016.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement with management. Based on the aforementioned review and discussion, the Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the Company’s 2017 proxy statement for filing with the SEC.

Members during the year just concluded were:
Donald D. Snyder, Chair
Peter Arkley
Michael R. Klein

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a Code of Business Conduct and Ethics for all executive officers, directors, and employees, which addresses potential conflict of interest situations, including related party transactions. Under this Code of Business Conduct and Ethics, any questions involving potential conflict of interest situations are required to be directed to our Chief Compliance Officer, and suspected violations are required to be reported to either the Chief Compliance Officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential transactions with related parties and then advising the Board whether such transactions are appropriate.

The transactions described below were reviewed and approved by the Audit Committee or the full Board, as applicable, in accordance with our policies involving potential conflict of interest situations.

Amended Shareholders Agreement

Effective September 8, 2008 upon completion of the merger with Tutor-Saliba, we entered into a shareholders agreement (as subsequently amended, the “Amended Shareholders Agreement”) with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini, which provides for the following:

•Mr. Tutor will be nominated for election to the Board as long as he serves as the Chief Executive Officer of Tutor Perini.

•Mr. Tutor has the right to designate two nominees for election to the Board for so long as the Tutor Group owns at least 22.5% of the outstanding shares of Common Stock and one nominee if the Tutor Group owns less than 22.5% but more than 11.25% of the outstanding shares of Common Stock. Mr. Tutor elected to exercise his right to designate one nominee to the Board when, in November 2013, he designated Mr. Feltenstein for nomination and election to the Board. Accordingly, at each meeting of shareholders at which directors are to be elected, we have agreed to nominate and recommend the shareholder representative’s designee(s) and Mr. Tutor (as long as he serves as our Chief Executive Officer) for election to the Board, subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

•The Tutor Group (see “Board Composition” for discussion of the Tutor Group) has certain registration rights with respect to the shares of the Common Stock acquired pursuant to the merger. After March 8, 2009, Mr. Tutor, as shareholder representative, may require Tutor Perini, on up to three occasions, to register shares of Common Stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering. Additionally, if we propose to register any securities under the Securities Act, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the Common Stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right to decline a request to register shares. Tutor Perini is responsible for paying the expenses of any such registration.

Leased Property

We lease certain facilities from an entity owned by Mr. Tutor at market lease rates. Under these leases we paid $2.8 million and recognized expense of $3.2 million for the year ended December 31, 2016. Our participation in these lease agreements was reviewed and approved by the Audit Committee in accordance with the Company’s Code of Business Conduct and Ethics.

O&G Joint Ventures

Mr. Oneglia is Vice Chairman of O&G Industries, Inc. (“O&G”). The Company occasionally forms construction project joint ventures with O&G, and O&G often provides equipment and services for the projects on customary trade terms. We currently have two joint ventures with O&G for infrastructure projects in the northeastern United States that are 99% and 100% complete. In addition, we have a 75% interest in a  newly formed joint venture with O&G (as the 25% interest holder) for a project in Los Angeles, California that has not yet commenced significant operations. Immaterial payments (totaling less than $8 million) were made to O&G by the joint ventures, not the Company, during 2016. Our participation in these joint ventures was reviewed and approved by the Audit Committee or the full Board in accordance with the Company’s policies.  See “Director Independence” for additional information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. No member of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected Deloitte & Touche LLP,  an independent registered public accounting firm, as our auditors for the year ending December 31, 2017. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2017 Annual Meeting, our Audit Committee will reconsider their selection of Deloitte & Touche LLP.  Deloitte & Touche LLP has been our independent registered public accounting firm since 2002. Representatives of Deloitte & Touche LLP will be present at the 2017 Annual Meeting of Shareholders, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2016 and 2015, we retained Deloitte & Touche LLP to provide services in the following categories and amounts:

	2016	2015
Audit Fees	$4,104,542	$3,646,225
Audit-Related Fees(1)	78,799	55,125
Tax Fees(2)	208,989	145,000
Total Fees	$4,392,330	$3,846,350

____________________________________________________________________________________________________

(1)   Audit-related fees were primarily for assurance services and services that are not required by statute or regulation.

(2)   Consists of fees for tax consulting services, including evaluation of recently issued regulations, as well as the Company’s qualifications for certain tax benefits.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the United States Internal Revenue Code of 1986, as amended (the “Code”). Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval of the services. In those instances, the Audit Committee is required to provide specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members, who are required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 3: APPROVAL OF THE TUTOR PERINI CORPORATION INCENTIVE COMPENSATION PLAN

The Company currently maintains the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan, as amended and restated on October 2, 2014 (the “Current Plan”). Although the Compensation Committee believes that the Current Plan has been effective in providing key employees strategic alignment with shareholder interests and achievement of retention goals of key employees, the Compensation Committee also believes that a new omnibus Tutor Perini Corporation Incentive Compensation Plan (the “Plan”) is desirable in order to continue to provide long- and short-term equity-based and cash-based incentive awards to key employees and continue to provide key employees strategic alignment with shareholder interests and achievement of retention goals of key employees. The Plan authorizes the grant of equity awards in respect of 2,335,000 shares of our Common Stock, 405,529 of which were available for issuance under the Current Plan as of April 3, 2017. The Current Plan will govern all outstanding awards as of April 3, 2017; however, no new awards will be granted under the Current Plan.

Based on its review of the Plan, the Compensation Committee recommended to the Board that the Plan be adopted. It is common practice for public companies to have incentive plans that utilize share-based awards to reward and motivate their executives, and executives of public companies expect share-based awards to be part of their long-term compensation. Accordingly, the Board recommends that the Company’s shareholders approve the Plan for the following reasons:

•The Plan is important to ensure the Company is able to continue its long-term, share-based incentive strategy, which is a critical element of its Pay-for-Performance compensation philosophy designed to align executive incentives with the creation of shareholder value;

•The Plan is important to ensure that the Company is able to retain and attract the executive talent needed to ensure the future success of the Company, which is increasingly critical given the project opportunities ahead and the competition that the Company faces for executive talent;

•The Plan is important because it will reduce the administrative cost and expense required to manage multiple plans; and

•The Plan is important because it provides for a minimum vesting of one-year, with certain limited exceptions, on share-based awards and prohibits the payment of cash dividends on unvested awards; both are provisions designed to further align the Plan with shareholders’ interests, based on feedback we have received.

Summary Description of the Plan.  The following is a summary of the principal features of the Plan. The summary is not a complete description of all the terms of the Plan and is qualified in its entirety by reference to the complete text of the Plan, which is attached to this Proxy Statement as Exhibit A.

Plan Administration. The Plan is administered by the Compensation Committee of our Board of Directors (the “Administrator”), which has full power to select the eligible individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Plan. The Administrator may permit Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Administrator may permit interest, dividends or deemed dividends to be credited to the amount of deferrals. In addition, the Administrator may not reprice outstanding options.

Eligibility and Limitations on Grants. All full-time and part-time officers, employees, non-employee directors and other key persons of Tutor Perini and its subsidiaries are eligible to participate in the Plan, subject to the discretion of the Administrator.

The maximum number of shares available for issuance under the Plan is described above. The maximum award of stock options, stock appreciation rights or any award of restricted stock or deferred stock that is intended to qualify as “performance based compensation” under Section 162(m) of the Code granted to any one individual will not exceed 500,000 shares of Common Stock (subject to adjustment for stock splits and similar events) for any calendar-year period. The minimum vesting period for all future awards under this Plan shall be one year, with certain limited exceptions as specified in the Plan.

Stock Options. Options granted under the Plan may be either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. Incentive options may be granted only to employees of Tutor Perini or any subsidiary. To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of ten percent shareholders. Options granted under the Plan will be non-qualified options if they (i) fail to qualify as incentive options, (ii) are granted to a person not eligible to receive incentive options under the Code, or (iii) otherwise so provide, and may be granted to any persons eligible to receive incentive stock options and to non-employee directors and other key persons.

The Administrator has authority to determine the terms of options granted under the Plan. However, options must be granted with an exercise price that is not less than the fair market value of the shares of Common Stock on the date of the option grant. The term of each option will be fixed by the Administrator but may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Options granted under the Plan may be exercised for cash or by transfer to Tutor Perini (either actually or by attestation) of shares of Common Stock that are not then subject to restrictions under any Tutor Perini stock plan, and that have a fair market value equivalent to the option exercise price of the shares being purchased. Subject to applicable law, options granted under the Plan also may be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us.

Stock Appreciation Rights. The Administrator may award a stock appreciation right (“SAR”) either as a freestanding award or in tandem with a stock option. The term of each freestanding SAR will be fixed by the Administrator but may not exceed ten years. The term of a SAR granted in tandem with a stock option shall be the same as the related stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option (or, in the case of a freestanding SAR, the price per share specified in such SAR) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, in shares of Common Stock, or a combination thereof, as determined by the Administrator. The exercise price per share of SARs may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant.

Prohibition on Repricing of Stock Options and SARs without Shareholder Approval. The Administrator may not implement any of the following repricing or cash-out programs without obtaining shareholder approval: (i) reduce the exercise price of an outstanding stock option or an outstanding SAR; (ii) cancel outstanding stock options or outstanding SARs in exchange for other stock options or other SARs with an exercise price that is less than the exercise price of the cancelled stock options or cancelled SARs, as applicable; or (iii) cancel an outstanding stock option or an outstanding SAR with an exercise price that is less than the fair market value of a share of Common Stock on the date of cancellation in exchange for cash or another award.

Restricted Stock Awards. The Administrator may grant shares, at a purchase price (which may be zero, subject to the limitations of applicable law) determined by the Administrator, of Common Stock to any participant subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with Tutor Perini through a specified vesting period, as determined by the Administrator. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her award of restricted stock.

Deferred Stock Awards. The Administrator also may award phantom stock units or restricted stock units as deferred stock awards to participants. The deferred stock awards are ultimately payable in the form of shares of Common Stock and/or cash and may be subject to such conditions and restrictions as the Administrator may determine, including the achievement of certain performance goals and/or continued employment with Tutor Perini through a specified vesting period. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years. During the deferral period, subject to terms and conditions imposed by the Administrator, the deferred stock awards may be credited with dividend equivalent rights (discussed below). Subject to the consent of the Administrator, a participant may make an advance election to receive a portion of his or her compensation or restricted stock award otherwise due in the form of a deferred stock award.

Unrestricted Stock Awards. The Administrator may also grant shares (at no cost or for a purchase price determined by the Administrator) of Common Stock that are free from any restrictions under the Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights that entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents shall be credited to a dividend book entry account on behalf of the holder, provided that such dividend equivalents shall be paid at the same time that the dividend equivalent rights are vested. Dividend equivalent rights may be settled in cash, shares of Common Stock or a combination thereof, in a single installment or installments, as specified in the award.

Limitations on Vesting. No Award granted under the Plan shall vest earlier than the first anniversary of its date of grant, unless such award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to a grantee. This limitation does not apply to awards granted to non-employee directors of the Company and an aggregate of up to 5% of the maximum number of authorized shares that may be granted under the Plan.

Performance Awards. Stock options and stock appreciation rights granted under the Plan are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Administrator may grant awards of restricted stock and deferred stock that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code (“162(m) Awards”). If a performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, as determined by the Administrator. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Administrator. These performance goals will be based on the attainment (on an annual and/or cumulative basis and on an absolute and/or relative basis) of a certain target level of or a specified increase or decrease in, one or more of the following criteria selected by the Administrator:

•      earnings per share;

•      operating income;

•      gross income;

•      net income (before or after taxes);

•      operating cash flow;

•      gross profit;

•      gross profit return on investment;

•      gross margin return on investment;

•      gross margin;

•      operating margin;

•      working capital;

•      earnings before interest and taxes;

•      earnings before interest, tax, depreciation and amortization;

•      return on equity;

•      return on assets;

•      return on capital;

•      return on invested capital;

•      revenue;

•      revenue growth;

•      recurring revenues;

•      sales or market share;

•      total shareholder return;

•      economic value added;

•      safety

      OSHA Recordable Incident Rate

      Lost Time Case Rate

      Lost Workday Rate

      Days Away/Restricted or Job Transfer Rate (DART Rate)

      Experience Modification Rate (EMR)

•      individual performance

•      specified objectives with regard to limiting the level of increase in all or a portion of Tutor Perini’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Tutor Perini, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Administrator in its sole discretion;

•      the fair market value of the shares of Tutor Perini’s Common Stock;

•      the growth in the value of an investment in Tutor Perini’s Common Stock assuming the reinvestment of dividends; and/or

•      reduction in operating expenses.

The Administrator may provide in any award intended to qualify as a Section 162(m) Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) changes in tax laws, accounting principles or other laws or provisions; (d) reorganization or restructuring programs; (e) acquisitions or divestitures; (f) discontinued operations; (g) foreign exchange gains and losses; (h) gains and losses that are treated as extraordinary items under Accounting Standards Codification Topic 225; or (i) an event either not directly related to the operations of Tutor Perini or not within the reasonable control of Tutor Perini’s management. To the extent such inclusions or exclusions affect awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

The Administrator retains the discretion to adjust otherwise payable Section 162(m) Award downward, either on a formula or discretionary basis or any combination, as the Administrator determines, in its sole discretion. However, Administrator does not have the authority to adjust upward any otherwise payable Section 162(m) Award.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Administrator, in its sole discretion.

Any Performance Goal may, as the Administrator deems appropriate, (i) relate to the performance of Tutor Perini or any Subsidiary as a whole or any business unit or division of Tutor Perini or any Subsidiary or any combination thereof; (ii) be compared to the performance of a group of peer companies, or published or special index; (iii) be based on change in the applicable performance criteria over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change); (iv) relate to or be compared to one or more other performance criteria; or (v) any combination of the foregoing.

The Administrator is under no obligation to structure awards granted under the Plan to qualify as 162(m) Awards and has the express authority to grant awards that do not qualify as 162(m) Awards. Additionally, there is no guarantee that an award that is intended to qualify as a 162(m) Award will so qualify in any particular circumstance. To maintain flexibility in compensating our executives, the Administrator reserves the right to use its judgment to grant or approve awards or compensation that is non-deductible when the Administrator believes such awards or compensation is appropriate.

Shareholder approval of the Plan will also constitute approval of the material terms of the performance criteria under the Plan for purposes of establishing the specific vesting targets for one or more 162(m) Awards under the Plan.

Other Cash-Based Awards. The Administrator may grant other cash-based awards in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Administrator determines in its sole discretion. Other cash-based awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Administrator may accelerate the vesting of such awards at any time in its sole discretion.

Tax Withholding. Participants under the Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Administrator, participants may elect to have their tax withholding obligations satisfied either by authorizing us to withhold shares of Common Stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of Common Stock having a value equal to the amount of such taxes.

Adjustments for Stock Dividends, Mergers, etc. The Administrator may make appropriate adjustments to the number of shares of Common Stock that are subject to the Plan and to any outstanding stock options to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation of Tutor Perini, the Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding stock options or other awards.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the Plan and the Administrator may at any time amend or cancel any outstanding award, but no such action shall adversely affect the rights under any outstanding awards without the holder’s consent subject to certain exceptions. These exceptions permit the Administrator to amend outstanding awards to adjust for the occurrence of certain unusual or nonrecurring events and to conform to legal requirements without the written consent of the award recipient. Any amendments that materially change the terms of the Plan, including any amendments that increase the number of shares reserved for issuance under the Plan, expand the type of awards available, materially expand the eligibility to participate or materially extend the term of the Plan, or materially change the method of determining fair market value, will be subject to approval by our shareholders. To the extent required by the Code to ensure that options granted under the Plan qualify as incentive options or that compensation earned under awards granted under the Plan qualify as performance-based compensation under the Code, Plan amendments shall be subject to approval by our shareholders.

Term of the Plan. No award will be granted under the Plan on or after the tenth anniversary of the Effective Date, but awards granted prior to the tenth anniversary may extend beyond that date. No award (other than a stock option or SAR) that is intended to be “performance-based compensation” under Section 162(m) will be granted on or after the fifth anniversary of the Effective Date unless the Performance Goals are re-approved (or other designated Performance Goals are approved) by our shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the Performance Goals. Subject to approval of the Plan by our shareholders and to the requirement that no stock may be issued under the Plan prior to shareholder approval, stock options and other awards may be granted under the Plan on and after adoption of the Plan by the Board of Directors.

Certain U.S. Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such grants. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and Tutor Perini will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of Common Stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of Common Stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of Common Stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to Tutor Perini.

If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of Common Stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of Common Stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Code (as described below), Tutor Perini generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options. A recipient will not realize any taxable income upon the grant of a nonqualified stock option and Tutor Perini will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of such shares of Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of Common Stock. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), Tutor Perini will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of Tutor Perini is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Code regarding the $1,000,000 limitation on deductible compensation); (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income; (iii) certain awards under the Plan may be subject to the requirements of Section 409A of the Code (regarding nonqualified deferred compensation); and (iv) if the exercisability or vesting of any award is accelerated because of a change in control, such award (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes. Officers and directors of Tutor Perini subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Future Plan Awards. The terms and number of options or other awards to be granted in the future under the Plan are to be determined in the discretion of the Compensation Committee. Since no such determinations regarding awards or grants have yet been made, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible employees or non-employee directors cannot be determined at this time.

Equity Compensation Plan Information for 2016

As of December 31, 2016, the Current Plan had outstanding securities and securities available to be awarded, as follows:

Number of securities
	to be issued upon	Weighted-average	Remaining securities
	exercise of outstanding	exercise price	available to be awarded
	stock options and restricted	of outstanding	under share-based
Plan Category	stock units	stock options	compensation plan
Equity Compensation Plans Approved by Security Holders:
Current Plan	3,330,984	$19.50	327,584
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	3,330,984	$19.50	327,584

Burn Rate

The following table sets forth information regarding certain awards granted and earned, the burn rate for each of the last three years, and the average burn rate over the last three years.

				3-Year
	FY 2014	FY 2015	FY 2016	Average
Service-based stock options granted	—	—	—	—
Performance-based stock options earned	150,000	275,000	—	141,667
Service-based restricted stock and restricted stock units granted	10,000	—	—	3,333
Performance-based restricted stock, restricted stock units and performance shares earned	161,668	365,940	32,500	186,703
Total	321,668	640,940	32,500	331,703
Weighted-average common shares outstanding	48,562,000	48,981,453	49,149,772	48,897,742
Burn Rate	0.66%	1.31%	0.07%	0.68%

Required Vote

The affirmative vote of a majority of the votes duly cast is required to approve this Proposal 3.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE TUTOR PERINI CORPORATION INCENTIVE COMPENSATION PLAN.

PROPOSAL 4: ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act requires that the Company seek an advisory (non-binding) vote from its shareholders to approve the compensation of our named executive officers (“NEOs”), as disclosed in the CD&A and tabular disclosures of this proxy statement.

As described in detail in the CD&A, we seek to provide our executives with appropriate incentives to drive the success of our business. We strive to design an executive compensation program that is primarily performance-based, encourages executives to further the overall business strategy of the Company and aligns our NEOs’ interests with those of our shareholders. We provide compensation that is highly competitive and designed to attract and retain high-quality executives that can deliver successful results.

The Company and the Compensation Committee have made considerable progress and improvements with regard to executive compensation, directly in response to various concerns expressed by shareholders and independent proxy advisors. These areas of improvement include share pledging, CEO Pay-for-Performance,  the level of CEO pay, diversification of performance metrics and the length of performance periods for long-term incentive compensation, among others (see page 29 for details). The improvements demonstrate the Company’s regard for its shareholders’ opinions and its willingness to effect changes necessary to warrant shareholder support for its executive compensation.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs, as described in this proxy statement. We believe that the Company’s executive compensation program has been effective at appropriately aligning pay and performance and enabling the Company to attract and retain highly talented executives within our industry.

The vote on this resolution, commonly referred to as the Say on Pay resolution, is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with its on-going evaluation of and future decisions regarding additional changes and improvements to the Company’s executive compensation program.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the shareholders approve the compensation awarded by the Company to the Named Executive Officers, as described in the CD&A, tabular disclosures and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers:

Name	Age	Position
Ronald N. Tutor	76	Chairman of the Board and Chief Executive Officer
Gary G. Smalley	58	Executive Vice President and Chief Financial Officer
James A. Frost	64	President and Chief Operating Officer
Craig W. Shaw	62	Executive Vice President and CEO of the Building Group

For biographical summaries of Mr. Tutor and Mr. Frost, who are also directors, see Proposal 1 on page 4.

Gary G. Smalley has served as Executive Vice President and Chief Financial Officer since September 2015. Previously, he served as Senior Vice President, Controller and Chief Accounting Officer of Fluor Corporation (“Fluor”), a global engineering, procurement, fabrication and construction company, from March 2008 until July 2015, and concurrently served as Group Chief Financial Officer for one of Fluor's business segments from October 2014 until July 2015. Prior to these roles, Mr. Smalley was employed by Fluor as Vice President of Internal Audit from September 2002 to March 2008 and, after joining Fluor in 1991, held a variety of other financial management positions in Australia, Chile, Mexico and the United States. Prior to joining Fluor, he held audit positions with Ernst & Young and J.P. Stevens and Company. Mr. Smalley holds a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a Master of Business Administration from Northwestern University. He is a Certified Public Accountant, Certified Fraud Examiner and a Chartered Global Management Accountant.

Craig W. Shaw was appointed Executive Vice President and Chief Executive Officer of the Building Group in May 2013. Mr. Shaw was previously appointed in May 2007, and continues to serve, as President and Chief Executive Officer of Tutor Perini Building Corp., one of the business units within the Building Group. Prior to that, he served in various project and executive management positions, including President of Perini Building Company after joining the Company in 1978. Mr. Shaw holds a Bachelor of Science in Construction Engineering from Arizona State University.

Our officers are elected on an annual basis at the Board of Directors’ meeting immediately preceding the Annual Meeting of Shareholders, to hold such offices until the Board of Directors’ meeting preceding the next Annual Meeting of Shareholders and until their respective successors have been duly appointed or until their earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This section addresses executive compensation in 2016 for our named executive officers (“NEOs”): Ronald N. Tutor, Gary G. Smalley, James A. Frost and Craig W. Shaw. Our core compensation philosophy is based on the concept of Pay-for-Performance. Accordingly, our executive compensation program is predicated on providing performance-based compensation to our NEOs that can allow them to earn amounts that are greater than their base salary if they achieve financial goals that the Compensation Committee and the Board believe are critical to enhancing shareholder value. The following discussion will cover our executive compensation practices and the unique factors that play into these practices. We will discuss our 2016 business results, the outcome of the 2016 advisory vote on our executive compensation, our robust shareholder outreach efforts and the progress we are making on governance and executive compensation, including actions we have taken in response to last year’s advisory vote, and shareholder and independent proxy advisor feedback. Finally, we will discuss the process the Compensation Committee follows in deciding how to compensate our NEOs and the various elements of the NEOs’ compensation.

EXECUTIVE COMPENSATION PROGRAM AND PRACTICES

Tutor Perini’s executive compensation program is designed to reflect appropriate compensation practices aligned with the needs of our business. Below is a summary of our compensation practices that drive performance in alignment with shareholder interests, followed by a list of those we do not practice.

WHAT WE DO:

Pay-for-Performance Philosophy – The vast majority of executive compensation for our NEOs is performance-based and is tied to our financial performance. We utilize aggressive, but achievable, performance targets to provide our executives strong incentives to maximize shareholder value. As a result, our NEOs may earn significantly less than their potential targeted total compensation in a given year due to forfeitures of some or all of their short- and long-term incentive compensation. See page 33 for further details.

Ongoing Shareholder Outreach Program – We maintain an open and regular dialogue with our institutional shareholders to understand their views about our executive compensation program and to provide the Company’s compensation perspectives. See page 29 for further details.

Benchmarking – We benchmark our NEOs’ compensation annually against our peer group when evaluating and setting our executive compensation.

Double-Trigger Equity Acceleration upon a Change-in-Control – The Company has implemented double-trigger equity acceleration upon a change-in-control for long-term incentive equity awards, which provides for immediate vesting upon a change-in-control only if the executive is involuntarily terminated (without cause) in conjunction with that change-in-control.

Stock Ownership Policy – The Company maintains a stock ownership policy whereby the Chief Executive Officer and the Chief Executive Officer’s direct reports are expected to maintain stock ownership levels, dependent on their role, within five years of appointment. The Chief Executive Officer is subject to a guideline of six times base salary and executive officers that report directly to the Chief Executive Officer are subject to a guideline of three times base salary. As of the most recent measurement date, all NEOs are in compliance with the policy. In addition, the Company’s non-employee directors are expected to maintain stock ownership at a level representing at least five times the directors’ annual cash retainer within five years from the date of their election to the Board. As of the most recent measurement date, all non-employee directors are in compliance with the policy.

Stock Retention Policy – NEOs, as well as non-employee directors and certain other executives designated by the Compensation Committee, are required to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all NEOs, non-employee directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Clawback Policy – The Company has a clawback policy whereby any future short- and long-term incentive awards are subject to a clawback provision allowing the Company to recoup any incentives earned based on financial information that is later restated, in specific circumstances.

Mitigation of Undue Risk – Our compensation program has provisions to mitigate undue risk, including caps on the maximum level of payouts and clawback provisions. Risk identification and mitigation processes established by management and our Board’s oversight of these processes also serve to deter unacceptable risk taking. In summary, we do not believe that our compensation program creates risks that are reasonably likely to have a material adverse impact on the Company.

Independent Executive Compensation Consultant – The Compensation Committee worked with an independent executive compensation consultant on compensation-related matters. The consultant provided no other services to Tutor Perini.

WHAT WE DON’T DO:

No Excise Tax Gross-Ups Upon Change-in-Control – The Company has no agreements in place that would provide Section 280G excise tax gross-ups to any NEO in the event of a termination following a change-in-control, and the Company will not enter into any new agreements that would provide such gross-ups.

No Repricing of Underwater Stock Options
No Discounted Stock Option Grants
No Permitted Hedging, Short Sales or Derivative Transactions in Company Stock

2016 FINANCIAL RESULTS AND BUSINESS OUTLOOK

Our executive compensation program is designed to incentivize NEOs and employees to deliver superior financial results, which we believe will directly translate into shareholder value creation.

2016 Financial Results

•Income from construction operations increased 92% to $201.9 million on modest revenue growth, due to significantly improved operating performance across all segments.

•Diluted EPS increased 111% to $1.92 and was within the original 2016 EPS guidance range provided.

•Generated $113.3 million of cash from operating activities through management’s intense focus on reducing unbilled costs and improving billings and collections.

•Cash flow generation was 705.4% better than 2015 and its highest level since 2008.

•Operating cash exceeded net income for the year, the first time in eight years.

•Reduced unbilled costs by $73.3 million (and first time since 2010 that unbilled costs declined year-over-year).

•Added approximately $3.7 billion of new awards* and adjustments to existing contracts.

•Ended the year with a strong backlog* of $6.2 billion, more than two-thirds of which is associated with higher-margin civil and specialty projects.

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 *New awards and backlog, as presented herein, are supplemental measures of our performance. These measures are not required by or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management uses new awards and backlog to assist in forecasting future results.

     New awards consist of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.

     Backlog is a measure of the total value of work that is remaining to be performed on contracts awarded. We include a construction project in our backlog when a contract is awarded or a letter of commitment is obtained and we believe adequate funding is in place.

As a result of the Company’s solid financial performance in 2016, each of our NEOs earned substantial portions of their target annual incentive (bonus) compensation awards for the year, which was not the case in 2015 when the Company did not meet certain of its performance targets. For more information, see “Annual Incentive Compensation” starting on page 37.

Our stock price also grew substantially in 2016, rewarding shareholders with an increase of 67.3% for the year (compared to a 36.3% average increase for our publicly traded peer group companies), which reflected the Company’s improved financial performance and investor optimism regarding the Company’s expected participation in the increased infrastructure project opportunities anticipated over the next several years.

Business Outlook

•We have booked more than $1.7 billion of new awards in the first quarter of 2017 and anticipate backlog growth in 2017.

•We expect continued profitable growth and solid operating cash results, with operating cash again exceeding net income in 2017.

•Significant bipartisan support and a strong focus on infrastructure spending – from the passage of $200 billion of voter-approved transportation measures in the November 2016 election to President Trump’s planned $1 trillion infrastructure spending program – is bolstering demand across our end markets.

•Even before the impact of the above-mentioned factors, we are already seeing an unprecedented demand and level of bidding activity, and we expect this activity to continue over at least the next several years.

WHERE WE HAVE BEEN AND WHERE WE ARE GOING

2016 Advisory Vote on Executive Compensation

At our 2016 Annual Meeting of Shareholders, less than a majority of the votes cast by our shareholders supported the executive compensation of our NEOs. The Company and the Compensation Committee considered the result of the voting in assessing whether there was a need for modification or enhancement of our executive compensation program and other governance issues. While the Company and the Compensation Committee generally believe that our existing executive compensation program properly encourages and rewards the achievement of financial results that promote long-term shareholder value creation, they have taken significant steps toward addressing many of the most common concerns expressed by our shareholders and proxy advisory firms. Further details about these efforts are discussed below.

Shareholder Outreach Program

Since 2012, we have conducted an ongoing shareholder outreach program to maintain an open and regular dialogue with our institutional shareholders to understand their views and concerns regarding our executive compensation program. Additionally, this outreach program is intended to provide insight to our shareholders regarding the Company’s unique evolution, history and position in its industry, and the relative lack of comparability between Tutor Perini and other public companies in terms of its size, industry focus and operations. Our outreach program has included productive discussions regarding certain policy changes the Company has implemented over the past few years in light of its recent advisory votes on executive compensation.

Most recently, in early 2017, we invited our top 25 institutional shareholders, representing more than 60% of our outstanding shares, to discuss their views and proxy voting guidelines with respect to our executive compensation program and disclosures. As a result, we held discussions with five of the largest institutional shareholders that represented approximately 18% of our shares outstanding. Topics discussed with shareholders recently, as well as over the past few years, have included the level of CEO compensation, our compensation disclosure, equity award vesting periods, performance-based vesting criteria and metrics, board and committee composition, share pledging, voting standards for director elections, talent management and succession planning. The participants of Tutor Perini’s shareholder outreach team have generally consisted of our Chief Financial Officer, our Vice President of Investor Relations and, frequently, the chair of our Compensation Committee or our Lead Independent Director. The Company and the Compensation Committee intend to continue to expand this outreach program by increasing the frequency of its outreach efforts in order to facilitate shareholder input into the Company’s compensation philosophy.

Recent Actions Taken Based on Shareholder and Proxy Advisor Feedback

The following table summarizes various concerns expressed by shareholders and proxy advisors during recent discussions and how we are addressing the issues:

Concern	How We Are Being Responsive
1.Need for greater transparency regarding shareholder outreach feedback and actions taken in response to that feedback

We are providing details in this section of the CD&A regarding concerns expressed by shareholders and independent proxy advisors and the various changes we are implementing to address these concerns, from both a compensation and governance perspective.

2.Mixed responsiveness to low Say on Pay vote	The Company and Compensation Committee are taking various significant steps detailed in this CD&A, to make executive compensation and governance improvements requested by shareholders.

Concern	How We Are Being Responsive
3.CEO Pay-for-Performance

No salary increase or new equity awards were approved for our CEO (or for any other NEO) in 2016. It should be noted that the Company’s stock price return was outstanding in 2016 (67.3%, compared to a 36.3% average for the 12 public companies in the Company’s peer group) and has also been impressive over the 5-year period between 2012 and 2016 (126.9% return, compared to a 62.5% average peer group return).

4.Level of total CEO compensation

Mr. Tutor’s total compensation is lower than several of the CEOs in our peer group. Besides comparing our CEOs total compensation to our peer group, we also utilized our peer group to assess certain quantitative Pay-for-Performance metrics of CEO compensation that are evaluated by independent proxy advisory firms. Based on this assessment, we determined that our CEO’s compensation is reasonable and represents a “low level of concern” relative to the CEO compensation of our public company peers and relative to our 3-year and 5-year share-price performance as compared with those peers. In addition, while our Pay-for-Performance-based executive compensation program can reward strong performance with high compensation, our NEOs can receive and have, in fact, received far less than their targeted and proxy-reported compensation when performance goals are not achieved, as in 2015, when Mr. Tutor forfeited approximately $8.3 million of unearned short- and long-term incentive compensation due to lack of achievement toward his performance targets (see page 40). To make these points more clear, we are providing better disclosure regarding Mr. Tutor’s value to the Company, the Company’s historical private company heritage and the key differences between Mr. Tutor and other CEOs in our industry (see "Unique Factors" section on page 35) to help explain his level of compensation. Finally, Mr. Tutor’s total realized compensation over the last three years (see page 43) was significantly lower than his total compensation as required to be reported in the proxy on the Summary Compensation Table (page 41).

5.Share pledging

The number of shares pledged by Mr. Tutor is expected to be reduced by 2.0 million (from 4.5 million to 2.5 million) in the second quarter of 2017. Accordingly, the remaining shares pledged by Mr. Tutor will represent a significantly smaller portion of the approximately 9 million shares he owns. In addition, Mr. Frost no longer has any pledged shares. Furthermore, the Company has implemented a policy that discourages future share pledging, encourages the unwinding of Mr. Tutor’s current pledged position and limits share pledging to 30% of shares owned.

6.Lack of diversity in performance metrics for short-term incentive compensation

In response to suggestions that the Company utilize metrics other than pre-tax income for annual incentive compensation, beginning in 2017, the Company and Compensation Committee will be implementing the following performance metrics for short-term (annual bonus) incentive compensation: pre-tax income (50% weighting); operating cash flow (30%); safety (10%); and individual performance (10%).

7.Lack of diversity in performance metrics for long-term incentive compensation

During 2017, the Company and the Compensation Committee will implement a policy requiring all new long-term incentive awards to include at least one relative return metric, such as 3-year shareholder return (TSR), and will discontinue its use of pre-tax income as a performance measure for long-term incentive awards. In fact, the Company began implementing performance metrics other than pre-tax income, including relative 3-year TSR, for certain of its earlier long-term incentive awards.

Concern	How We Are Being Responsive
8.Short (one-year) performance periods for most long-term incentive compensation awards	Beginning in 2017, the Company and Compensation Committee will no longer use one-year performance periods for future long-term incentive awards.
9.Lack of a relative return-based metric for most long-term incentive compensation awards

As mentioned above, beginning in 2017, the Company and Compensation Committee will be implementing at least one long-term, relative return metric, such as 3-year TSR relative to the Company’s peer group, for its long-term incentive compensation awards.

10.Alignment of annual incentive compensation between CEO and other NEOs

Beginning in 2017, the Compensation Committee has improved the alignment between the CEO and other NEOs with respect to annual incentive compensation payout opportunities. Previously, through 2016, NEOs’ potential annual bonus payouts were capped at 100% of target, except for the CEO’s bonus, which was capped at approximately 143% of target. Going forward, NEOs other than the CEO will also be eligible for a maximum potential bonus payout that is above 100% of target. Maximum payouts that are above 100% of target can only occur in cases where performance is also above target.

11.Cash bonus paid to CEO in 2015 for succession planning

The Compensation Committee understands shareholders’ concerns related to this bonus. The Committee’s primary objective in making this award, beyond its desire to identify and select an appropriate successor to our current CEO, was to substantially deepen the broader leadership team by identifying and hiring a number of qualified executives to help assume the substantial number of diverse responsibilities that have been borne principally by the current CEO. This effort continues and has already helped prepare the Company for the large influx of civil project opportunities believed to be on the horizon. The Compensation Committee has no current plans to consider significant future bonuses to our CEO that could be considered discretionary.

12.Independence of director (Mr. Arkley)

We have more fully explained the analysis and rationale behind the Board’s determination and firm belief that Mr. Arkley is independent per the applicable rules of the New York Stock Exchange and other regulatory bodies (see page 8 for further details). However, we again note Mr. Arkley will transition off the Compensation Committee in 2017.

13.Short minimum vesting period for long-term incentive compensation plan

Our proposed Incentive Compensation Plan now includes a one-year minimum vesting period for awards under the Plan, with the exception of awards to non-employee directors. (However, as is common practice, we may grant up to 5% of the share pool without subjecting such grants to the minimum vesting requirement.)

14.No specific prohibition in equity plan against payment of dividends on unvested shares

Our proposed Incentive Compensation Plan now more clearly prohibits the payment of dividends on any unvested shares (for both time-based and performance-based awards). Note that this is a clarification of the Company’s policy since we have not previously paid dividends on unvested shares.

Concern	How We Are Being Responsive
15.High ownership threshold required to call special meetings of shareholders	In 2016, the Company, with shareholder approval, reduced the ownership threshold required to call special meetings of shareholders from 40% to 25%.

Earlier Changes to Executive Compensation Based on Prior Shareholder Feedback

The following table summarizes certain changes that the Company made prior to 2016 based on feedback conveyed by shareholders:

Concern	Actions Taken Previously
16.Lack of any return- or relative-return-based metric	In 2014, the Company, for the first time, implemented a 3-year relative TSR metric for two long-term incentive awards to Mr. Tutor.
17.Lack of diversity in performance metrics	In addition to the 3-year TSR metric discussed above, in 2014, the Company implemented a 3-year cumulative EPS metric for certain long-term incentive awards to Mr. Tutor, Mr. Frost and Mr. Shaw.
18.Lack of a performance metric or other mechanism to incentivize cash flow generation

In 2013, the Company implemented a quality of earnings metric for annual (bonus) incentive compensation. This metric was intended to ensure that each business unit’s annual bonus payments are fully paid only when there is not a substantial amount of unapproved change orders or claims recorded at the business unit. In other words, if a business unit achieved its annual pre-tax income performance target, a secondary test was performed to ensure that the achievement was not tainted by an excessive amount of unapproved change orders or claims for which cash collection could be significantly delayed. The goal was to motivate business unit and other key executives to promptly get their change orders and claims approved, resolved and invoiced for collection.

This metric, along with a current initiative to reduce unbilled costs and increase operating cash flow, has enabled the Company to improve the quality of its earnings. As a result of this improvement, for bonuses earned in 2016, approximately 5% of the Company’s total annual incentive bonus payments were withheld from payment due to the impact of this quality of earnings metric.

Establishing Executive Compensation

Compensation Philosophy, Objectives and Risk Assessment

Our executive compensation program is built upon the philosophy of “Pay-for-Performance” and is intended to:

•Provide compensation that is highly competitive. The Company’s executive compensation program is designed to provide a highly competitive pay package to attract and retain the most qualified executive talent with the ability to secure, manage and successfully execute profitable projects. We aim to provide total target compensation (i.e., the sum of base salary, target annual bonus compensation and target long-term incentive compensation) to our NEOs that is in or near the upper quartile with respect to company peers and, in situations involving extraordinary performance and value to the Company, provide total compensation to our NEOs that may reach the top end of market pay.

•Have a significant portion of pay that is performance-based. The Company expects superior performance in return for superior compensation. Our executive compensation program rewards executives when performance results meet or exceed pre-determined targets. The Compensation Committee believes that compensation paid to executives should be closely aligned with the performance of the Company relative to these targets. As detailed below on page 34, the majority of our NEOs’ total target compensation is performance-based, or “at risk.”

•Align the interests of NEOs with those of shareholders. The Compensation Committee believes that executives should have a meaningful ownership interest in the Company and, as such, maintains and regularly reviews executive stock ownership guidelines. In addition, our executive compensation program is designed to align our NEOs’ interests with the interests of shareholders, who desire long-term value creation.

In recognition of the cyclicality and variability of the construction industry, we believe that compensation focusing on both variable short-term and long-term corporate goals is appropriate for Tutor Perini and our shareholders. This incentive approach provides greater rewards for higher performance and has been effective in retaining and motivating our highest-performing key executive talent. As a result, our compensation practices for our NEOs have a significant focus on annual “variable pay” incentive awards. Long-term incentive awards have periodically been granted to select executives when the Compensation Committee has determined an award to be appropriate based upon the Company’s strategic goals, an executive’s superior performance and the value of the executive to the Company. Importantly, all of the periodic long-term incentive equity grants to our current NEOs during the past five years have been performance-based.

The Company and its industry are at a crucial point for attracting and retaining top executive talent. There is tremendous pent-up demand following decades of underinvestment in public infrastructure, and the current environment of strong bipartisan support for infrastructure spending is unprecedented. Given this backdrop and the strong demand we are already experiencing in our end markets even before the swell of new infrastructure spending arrives, we anticipate an extraordinary period of even greater demand driven by large complex civil projects over at least the next several years. Therefore, it is critically important that we maintain an executive compensation program that is most attractive and rewarding to our key executives and prospective new executives.

The Compensation Committee reviews the Company's compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the Company's strategic goals or other relevant factors. As detailed earlier in this CD&A, the Company and Compensation Committee have made significant progress and improvements to our executive compensation program in response to shareholder and proxy advisor feedback and have also worked with the Board to effect certain governance improvements.

Management and the Compensation Committee review annually the incentive compensation we provide to our NEOs in relation to market data for our peer group, including evaluating the mix of compensation elements, performance metrics and targets, and risk management practices. Based on this review, the Company and the Compensation Committee concluded that our executive compensation program is designed to appropriately align compensation for our NEOs and other executives with our business strategy and does not encourage behavior that could create material adverse risks to the Company. The review identified several risk mitigating factors, such as capped incentive payouts, clawback provisions and independent Compensation Committee oversight of compensation plans. Additionally, the review identified a clearly articulated philosophy and peer group, use of competitive market data, and an effective use of cash and strategic equity grants that all contribute to a balanced pay program.

To execute the executive compensation strategy, the Compensation Committee works with management to determine compensation for the NEOs. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other NEOs. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our other NEOs. The CEO reviews performance of the executive officers and based on his assessment makes recommendations to the Compensation Committee for approval of base salary and the metrics and targets for both annual incentive (bonus) compensation and long-term incentive equity awards. The Compensation Committee also reviews the CEO’s performance and, based on his performance, makes recommendations regarding CEO compensation to the independent directors of the Board for approval. Additionally, the Compensation Committee reviews available competitive external market data. As part of this process, the Compensation Committee receives independent advice and recommendations from Meridian, which serves as the Compensation Committee’s executive compensation consultant.

The Compensation Committee, at its regularly scheduled March meeting, reviews and approves the annual incentive compensation performance targets, as well as our long-term equity award performance targets for awards granted in that year to executive officers. The Compensation Committee, also at this time, reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation for subsequent approval. The Compensation Committee may set salary and grant cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other special circumstances.

Our Compensation Targets

We do not target a specific mix of pay for our executive officers. We set base salary, annual incentive and long-term incentive compensation opportunities and target total compensation annually, in light of our evaluation of competitive market factors. Concurrent with that process, we review pay levels for peer company executives, and each executive officer’s performance and experience. This process provides guidelines for establishing the mix of pay for our executives, in terms of short-term versus long-term compensation. As reflected in the following charts, long-term incentive compensation, which we typically grant in the form of performance-based equity awards, made up 64% of target total compensation for our CEO and 32% on average for our other NEOs in 2016. The annual and long-term performance-based incentive compensation made up 86% of our CEO’s target total compensation and averaged 66% for our other NEOs target total compensation in 2016. These significant percentages of pay “at risk” reinforce the alignment of our executive officers with our shareholders.

CEO ‐ BASE SALARY, ANNUAL INCENTIVE COMPENSATION (IC) AND LONGTERM INCENTIVE COMPENSATION (LTIC) AS A PERCENTAGE OF TARGET TOTAL COMPENSATION FOR 2016 14% Base Salary 22% Annual IC 64% LTIC

OTHER NEOs ‐ AVERAGE BASE SALARY, ANNUAL INCENTIVE COMPENSATION (IC) AND LONG‐TERM INCENTIVE COMPENSATION (LTIC) AS A PERCENTAGE OF TARGET TOTAL COMPENSATION FOR 2016 32% LTIC 34% Base Salary 34% Annual IC

We calculate target total compensation (base salary plus target annual bonus plus target annual long-term incentive compensation) for each of our executive officers to confirm that it is appropriate for the position and make adjustments where appropriate. We target executive officers’ total compensation to be highly competitive (generally in or near the upper quartile) relative to the companies in our peer group. Executive officers then have the potential through incentive compensation to earn actual total compensation at a level that can be well above or below the peer group median, depending upon performance. See page 39 for a summary of how our actual total compensation in 2016 compares to targeted parameters.

Unique Factors Play into our Executive Compensation Decisions and Practices

Since the 2008 merger that created Tutor Perini, Mr. Tutor has been a key driving force—both strategically and operationally—behind the Company’s growth and evolution into a stronger, vertically integrated and broader geographic player in the market. Mr. Tutor has transformed the Company from a firm primarily involved in lower-margin building work to one that today boasts a broad nationwide footprint with a large component of higher-margin civil and specialty construction services. With all the recent focus on and public support for infrastructure spending, the one consistent area of agreement among politicians, we see an unprecedented level of current bidding activity for large civil projects and anticipate an even greater level of demand for our services over the next several years. Consequently, our growth over the next several years is expected to be driven by a significant volume of higher-margin civil project opportunities and a considerable volume of larger, complex building project opportunities. The Company’s unique history and evolution, in particular the private company legacy of Tutor-Saliba Corp., a heavy civil and building construction company that Mr. Tutor owned, operated and grew over several decades, has had a substantial impact on the Company’s executive compensation practices.

Mr. Tutor’s value to the Company is significant and his level of compensation reflects, in part, his high retention value, which is particularly important today given the current environment of strong support for infrastructure spending and the anticipated influx of large civil project opportunities over the next several years. Mr. Tutor has a high degree of direct involvement in strategic planning and decisions, and an extremely in-depth knowledge and involvement in many operational functions, from project selection and bidding decisions to day-to-day client relationship management and oversight of many of the Company’s largest projects. He also plays an instrumental role in navigating and negotiating the legal processes related to various disputes over our claims, unapproved change orders and other matters. Mr. Tutor’s level of direct involvement in all of these functions is truly unique among CEOs in our industry. All of this factors highly in the Compensation Committee’s decision-making process and its views on the appropriateness of Mr. Tutor’s compensation.

Tutor Perini is a construction services company that competes with many other public and private companies for projects and for executive talent. Our closest competitors for projects are primarily large privately held firms or U.S. subsidiaries of foreign parent firms, whose focus and revenues stem largely from construction services and less from design and engineering services. In contrast, the revenues of many of the larger publicly traded companies with which we sometimes compete are primarily derived from consulting, design, architecture and engineering services, rather than construction services. Our Board and executive management have found through various succession planning activities that overall executive compensation levels at our privately held and U.S. subsidiary competitors tend to be higher compared with compensation levels at our publicly traded peers. While Mr. Tutor’s compensation is higher than the compensation of CEOs at some of the Company’s public peers, it is also lower than the pay packages of several other CEOs in our peer group. The Board believes Mr. Tutor’s compensation is comparable to the compensation of CEOs at non-public peers and knows that it is significantly lower than his compensation under the Company’s predecessor, Tutor-Saliba.

The construction markets in which the Company operates are inherently cyclical and demand levels fluctuate significantly more than in the markets for consulting, engineering and design services. Throughout these cycles, we strive to ensure that our executive compensation program remains consistent with the competitive labor markets for executive talent, especially in comparison with the privately held and U.S. subsidiary peers with which we compete. The Compensation Committee considers, when available, private company compensation data and construction market cyclicality and volatility as important factors when evaluating the Company’s executive compensation program. Because we believe the construction industry is at an inflection point with many significant new opportunities on the horizon, it is particularly important that we maintain a highly competitive executive compensation program to attract and retain the top talent needed to successfully capitalize on these future opportunities.

Peer Group Comparisons

The Compensation Committee reviews the Company’s peer group on an annual basis to ensure that it continues to be valid for analyzing and determining executive compensation for the Company. The peer group companies are selected based on various criteria considered by the Compensation Committee, including industry, revenue and market capitalization. As a result of this peer group review and evaluation, the Compensation Committee approved the Company’s 2016 peer group (listed below) for its assessment of executive compensation in 2016. This peer group is identical to the previously used 2015 peer group. The Compensation Committee believes that this peer group represents an ideal, industry-focused group of companies with which Tutor Perini competes for projects and executive talent. Furthermore, the Compensation Committee believes that this peer group provides a better representation of the competition that influences the Company’s compensation decisions compared to other peer groups selected and used by certain proxy advisory firms that consider peer companies across a wider spectrum of industries.

The Compensation Committee utilized compensation data for the subset of 12 public companies in the peer group to assess the relative competitiveness of the compensation for the Company’s NEOs in 2016 by reviewing market information on the peer group NEOs’ base salaries, annual incentive compensation and long-term incentive compensation. In utilizing the Company’s 2016 peer group to calculate certain quantitative Pay-for-Performance metrics evaluated by proxy advisory firms, the Company determined that there is a low level of concern for each of those metrics.

The following table shows the companies included in the Company’s 2016 peer group:

2016 Peer Group
AECOM	Kiewit Corp.*
Chicago Bridge & Iron Co.	McDermott International, Inc.
Dycom Industries, Inc.	Parsons Corp.*
EMCOR Group, Inc.	PCL Constructors, Inc.*
Flatiron Construction Corp.*	Quanta Services, Inc.
Fluor Corporation	Skanska USA (part of Skanska AB)*
Granite Construction, Inc.	Sterling Construction Co.
Henkels & McCoy, Inc.*	Tetra Tech, Inc.
Jacobs Engineering Group, Inc.	Turner Construction Co.*
KBR, Inc.

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* Privately held company or a U.S. subsidiary of a foreign parent company

Elements of Compensation

Our executive compensation program relies on a combination of cash and share-based compensation to retain and motivate our NEOs based on strategic goals, superior performance and the value of the executive to the Company.

Base Salary

We provide base salaries that are highly competitive in order to compensate our NEOs for the services that they provide. Salary levels are also established in consideration of the value of the executive to the Company and as a means of retention. No changes to base salaries were made for any of our NEOs in 2016.

Annual Incentive Compensation

The Compensation Committee believes that providing meaningful performance-based cash compensation provides executives with an incentive to achieve the Company’s strategic goals. To provide appropriate incentives to our current NEOs, 50% to 60% (depending on position) of their target annual cash compensation is comprised of an annual incentive bonus opportunity that is paid only if Tutor Perini achieves pre-established performance goals set by the Compensation Committee.

For 2016, the Compensation Committee established a target annual bonus opportunity for each NEO, stated as a percentage of each NEO’s base salary. The annual bonus was only payable if Tutor Perini achieved financial performance goals established at the beginning of the performance period by the Compensation Committee. The table below shows the 2016 threshold, target and maximum bonus opportunities as a percentage of the executive’s base salary:

	Threshold	Target	Maximum
Ronald N. Tutor	100%	150%	215%
Gary G. Smalley	80%	100%	100%
James A. Frost	80%	100%	100%
Craig W. Shaw	80%	100%	100%

The dollar amounts corresponding to these percentages are included in the “Grants of Plan-Based Awards Table in 2016” on page 45.

For 2016, the Company and the Compensation Committee selected pre-tax income as the applicable performance metric for the annual bonus plan. This metric was chosen because pre-tax income is tracked closely at the project level and is very useful for measuring profitability across the Company’s projects and business units. The Company and the Compensation Committee believe that a focus on pre-tax income maximization encourages executives to perform projects cost-efficiently, which promotes shareholder value creation over the long term.

The applicable targets set by the Compensation Committee and the actual performance as calculated based on the plan formula for 2016 were as follows:

	Pre-Tax Income
(Dollars in thousands)	Target Amount		2016 Results	Achievement
Consolidated (applicable to Mr. Tutor, Mr. Smalley and Mr. Frost)	$160,000	(1)	$149,115	93.2%
Building Group (applicable to Mr. Shaw)	42,925		53,405	124.4%

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(1)	Target amount of $160.0 million reflects a reduction of $18.5 million for anticipated expenses related to an amendment to our credit facility in early 2016.

Bonus Payouts for 2016 Performance

The table below shows the actual incentive compensation (bonus) payouts for our NEOs based on their 2016 performance relative to the above-referenced targets. These bonuses were earned in 2016 and paid in March 2017.

			Payout for
	Target		2016
Named Executive Officer	Opportunity	Achievement	Performance
Ronald N. Tutor	$2,625,000	93.2%	$2,327,500
Gary G. Smalley	700,000	93.2%	652,378
James A. Frost	1,000,000	93.2%	931,969
Craig W. Shaw	650,024	124.4%	325,012

Mr. Tutor’s, Mr. Smalley’s and Mr. Frost’s 2016 annual bonuses were based solely on the achievement of the consolidated pre-tax income target. Mr. Shaw’s annual bonus was based on the achievement of the Building Group pre-tax income target. While the Building Group achieved its pre-tax income target, 50% of Mr. Shaw’s bonus was withheld pursuant to the quality of earnings metric (see Concern No. 18 on page 32), consistent with the Company’s efforts to improve operating cash flow.

2017 Performance Metrics for Annual Incentive Compensation

As mentioned earlier, in response to shareholder feedback, the Company and the Compensation Committee are instituting new performance metrics for annual incentive compensation beginning in 2017. The pre-tax income metric will continue to be utilized (at a 50% weighting) and will be supplemented by the following new performance metrics: operating cash flow (30% weighting), safety (10%) and individual performance (10%). The operating cash flow metric was added in alignment with the Company’s intense focus on improving cash generation. The safety metric, based on the OSHA Recordable Incident Rate, was implemented to be in step with the Company’s goal to promote workplace safety and to reduce insurance-related costs. Finally, the individual performance metric was implemented to motivate and reward NEOs for their contributions to overall Company performance, cultural and operational improvements, and talent development and succession planning accomplishments.

Improved Alignment between the CEO’s and Other NEOs’ Annual Incentive Compensation Payouts

Also in response to shareholder feedback, beginning in 2017, the Compensation Committee has improved the alignment between the CEO and other NEOs with respect to annual incentive compensation payout opportunities. Previously, through 2016, NEOs’ potential annual bonus payouts were capped at 100% of target, except for the CEO’s bonus, which was capped at approximately 143% of target. Going forward, NEOs other than the CEO will also be eligible for a maximum potential bonus payout that is above 100% of target. Maximum payouts that are above 100% of target can only occur in cases where performance is also above target.

Long-Term Incentives

Periodic awards of long-term incentives have played a significant role in our executive compensation program. Historically, the Compensation Committee has made periodic equity awards to select key executives based upon Company strategic goals, executive performance and upon the value of the executive to the Company. Not all executives receive equity awards. During 2016, Mr. Tutor, Mr. Frost and Mr. Smalley were granted equity associated with awards approved in prior years as detailed in the “Grants of Plan-Based Awards Table for 2016.” Mr. Tutor’s equity grants in 2016 included a 3-year relative-TSR-based equity grant that was approved for award in 2014 as part of his amended and restated employment agreement.

The Company and the Compensation Committee have historically used pre-tax income as the performance metric for long-term equity awards. As mentioned above, the rationale for using pre-tax income centers upon its value in measuring profitability across the Company’s projects and business units. Furthermore, the Compensation Committee believes that pre-tax income maximization encourages executives to perform projects cost-efficiently, which promotes long-term shareholder value creation. Historically, long-term equity awards have been made to certain executives subject to the achievement of annual performance targets.

The Compensation Committee selected pre-tax income as the performance measure for the equity awards granted to Mr. Tutor and Mr. Frost in 2016. Mr. Smalley’s 2016 equity grant, however, was based on a diluted earnings per share (diluted EPS) target.

As discussed earlier on page 32, in response to shareholder feedback and requests for the use of metrics in addition to pre-tax income, as well as shareholder preference for the use of a relative-return-based metric over a longer performance period, the Company and the Compensation Committee are implementing new performance metrics for long-term incentive compensation awards, beginning with awards made to NEOs in 2017 (none to date). The Company will no longer use a one-year performance period for long-term incentive awards. Instead, it plans to implement the use of one or more relative-return-based metrics, such as 3-year TSR relative to the Company’s publicly traded peers.

Retirement Benefits

Tutor Perini does not provide additional retirement benefits to executive officers beyond what is offered to all employees.

Perquisites

We provide certain perquisites to our executives because of the demand in time and travel, as well as security and productivity factors, required in their leadership across multiple businesses in multiple geographic locations. The perquisites afforded to our NEOs may include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement and relocation-related benefits. Additionally, Mr. Tutor and Mr. Frost are allowed limited personal use of Company aircraft, per their employment agreements.

Tax Implications

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which prohibits deduction compensation in excess of $1,000,000 that is paid to named executives other than the Chief Financial Officer unless the compensation qualifies as “performance based compensation” as defined under Section 162(m) of the Code. We, however, believe that the primary goals of our executive compensation program are to attract and retain valued and important NEOs, to align our NEOs’ interest with the corporate goals and objectives important to our shareholders, to motivate our NEOs to achieve these goals and to fairly reward our NEOs for achieving these goals. Accordingly, the deductibility of executive compensation under Section 162(m) of the Code, while important, is not a determining factor in structuring our program. Therefore, the Compensation Committee may approve the payment of compensation to our executive officers that is not tax deductible.

HOW TOTAL COMPENSATION COMPARES TO TARGETED PARAMETERS

The following table compares each NEO’s total compensation, as reported in the Summary Compensation Table, and targeted parameters for our peer group. As a reminder, we target our executive officers’ total compensation to be highly competitive (generally in or near the upper quartile) relative to the other companies in our peer group, and, in situations involving extraordinary performance and value to the Company, provide compensation to our executive officers that may reach toward the top end of the upper quartile.

Named Executive Officer	2016 Total Compensation	Result vs. 2016 Peer Group
Ronald N. Tutor	$12,954,885	In the upper quartile
Gary G. Smalley	1,862,105	Above the 25th percentile
James A. Frost	4,194,525	In the upper decile
Craig W. Shaw	1,105,375	Below the 10th percentile

FORFEITURES OF UNEARNED TARGET PLAN-BASED AWARDS

Consistent with the Company’s Pay-for-Performance philosophy, the Company’s NEOs forfeited unearned portions of their potential incentive-based compensation in 2016 and 2015 as a result of achieving less than 100% of their applicable performance targets and as summarized in the table below. Note that the forfeited equity incentives were still reported as compensation in the Summary Compensation Table, as required by SEC regulations, even though the compensation was never paid to the respective NEOs.

	Forfeitures of Unearned Target Plan-Based Awards
	Non-Equity	Equity
	Incentives	Incentives	Total
Ronald N. Tutor
2016	$297,500	$308,555	$606,055
2015	2,625,000	5,643,941	8,268,941
Total Forfeited	$2,922,500	$5,952,496	$8,874,996

Gary G. Smalley
2016	$47,622	$—	$47,622
2015	233,333	—	233,333
Total Forfeited	$280,955	$—	$280,955

James A. Frost
2016	$68,031	$335,493	$403,524
2015	—	3,332,198	3,332,198
Total Forfeited	$68,031	$3,667,691	$3,735,722

Craig W. Shaw
2016(1)	$325,012	$42,790	$367,802
2015	650,024	—	650,024
Total Forfeited	$975,036	$42,790	$1,017,826

____________________________________________________________________________________________________

(1)	Mr. Shaw received 50% of his 2016 short-term incentive bonus as a result of the Company’s quality of earnings metric.

TOTAL REALIZED COMPENSATION COMPARED TO PROXY-REQUIRED DISCLOSURES

Our NEOs’ total realized compensation over the past three years (page 43) was significantly lower than their reported compensation in the Summary Compensation Table (page 41). For example, Mr. Tutor’s total realized compensation in 2016 and 2014 was lower by $10.1 million and $17.0 million, respectively, than his reported total compensation for those years as disclosed in the Summary Compensation Table. This was due to his unearned annual incentive bonus amounts, forfeitures of certain unearned equity awards and timing differences (grant dates versus payout dates) associated with equity awards that were granted to him in 2016 and 2014.  This further reinforces the notion that our executive compensation is aligned with performance and that Mr. Tutor’s total compensation is not unreasonable when compared to his public company peers.

EXECUTIVE COMPENSATION

Summary Compensation Table (SCT)

The table below summarizes the total compensation paid to or earned by each of our NEOs for the years ended December 31, 2016, 2015 and 2014.

(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)	(i)	(j)
									Change in
									Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
Name and				Stock		Option		Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards		Awards		Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)		($)(4)		($)(5)	($)(6)	($)(7)	($)(8)
Ronald N. Tutor	2016	1,750,000	—	6,899,482		921,000		2,327,500	—	1,056,903	12,954,885
Chairman and CEO	2015	1,750,000	3,750,000	3,502,500	(9)	2,141,441	(9)	—	—	909,620	12,053,561	(9)
	2014	1,500,058	—	15,250,495		5,975,250		2,481,443	—	348,169	25,555,415
Gary G. Smalley	2016	700,000	—	225,300		82,800		652,378	—	201,627	1,862,105
Executive Vice	2015	233,333	950,000	—		—		—	—	23,968	1,207,301
President, CFO
James A. Frost	2016	1,000,000	250,000	1,502,000		406,000		931,969	—	104,556	4,194,525
President and COO	2015	975,000	—	2,335,000	(9)	997,198	(9)	975,000	—	171,627	5,453,825	(9)
	2014	796,875	—	7,042,500		4,317,500		796,875	—	188,284	13,142,034
Craig W. Shaw	2016	650,024	—	—		—		325,012	106,540	23,799	1,105,375
Executive Vice President	2015	650,024	—	—		—		—	(97,776)	7,508	559,756
CEO Building Group	2014	650,024	—	1,273,950		—		582,422	291,032	10,452	2,807,880

____________________________________________________________________________________________________

(1)  The following table reflects annual base salaries as of December 31, 2016 and 2015:

Ronald N. Tutor	$1,750,000
Gary G. Smalley	700,000
James A. Frost	1,000,000
Craig W. Shaw	650,024

(a)   Mr. Smalley joined the Company on September 1, 2015 as Executive Vice President and Chief Financial Officer.

(b)   Mr. Frost’s base salary was increased to $1,000,000 effective February 16, 2015, as a result of his promotion to President and Chief Operating Officer.

(2)  The amounts in column (d) represent the following: for Mr. Tutor, the payment of $3,750,000 in 2015 for completing tasks related to implementing a succession plan; for Mr. Smalley, the payment of a $250,000 signing bonus as a result of his joining the Company in 2015 and a $700,000 special bonus for relocation-related payments related to his move from Texas to California also in 2015; and for Mr. Frost, the payment of a special cash bonus of $250,000 in 2016 in connection with the signing of his amended and restated employment agreement. Annual incentive payments appear in column (g).

(3)  The amounts in column (e) represent the aggregate grant date fair value of restricted stock units (RSUs) granted in each year calculated by multiplying the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of grant by the target amount of shares expected to be earned, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The amounts in the table assume the maximum payout for all grants, with the exception of Mr. Tutor’s 2014 and 2016 TSR-based grants. These TSR-based grants allow Mr. Tutor to earn up to a maximum of 2.5 times the target shares, which if earned would result in an additional $6.9 million and $7.0 million of grant date fair value for the 2014 and 2016 TSR-based grants, respectively.

(4)  The amounts in column (f) represent the grant date fair value of stock options (SO) granted in each year. The fair value of these awards is calculated by multiplying the grant date fair value of each stock option estimated by use of the Black-Scholes option pricing model by the target amount of stock options expected to be earned, in accordance with ASC 718. Assumptions used in the calculation of these amounts can be found in the “Share-Based Compensation” footnote to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2017.

(5)  The amounts in column (g) represent amounts earned as annual incentive in each year. In 2015, the Company did not achieve its consolidated 2015 pre-tax income target; however, the Company did achieve its 2015 pre-tax income target for the Civil Group. As a result, only Mr. Frost earned his incentive plan award in 2015 for his dual role as CEO of the Civil Group. The performance targets are further discussed in the CD&A on page 37.

(6)  The amounts in column (h) represent actuarial increases and decreases in the present value of benefits under the Company’s pension plans, which resulted from changes in assumed discount rates and the life-spans consistent with those used to value the Company’s pension obligation as presented in the Company’s audited financial statements. Earnings on deferred compensation are not reflected in this column because the Company does not provide above-market or preferential returns on nonqualified deferred compensation. Mr. Tutor, Mr. Smalley and Mr. Frost do not participate in these plans.

(7)  The amounts in column (i) are detailed in a separate All Other Compensation table below.

(8)  The amounts in column (j) represent the total of columns (c) through (i).

(9)  Equity grants made to Mr. Tutor and Mr. Frost in 2015,  with an aggregate fair value at the date of grant of $5.6 million and $3.3 million, respectively, were forfeited in December 2015 because the Company did not achieve the threshold consolidated performance target required for those equity grants to vest.

All Other Compensation

The following table details the components of the “All Other Compensation” column for 2016 in the SCT.

(a)	(b)	(c)	(d)	(e)
	Company
	Contributions
	to Defined
	Contribution	Insurance		Total All Other
	Plans	Premiums	Perquisites	Compensation
	($)(1)	($)(2)	($)(3)	($)(4)
Ronald N. Tutor	—	159,770	897,133	1,056,903
Gary G. Smalley	5,400	3,806	192,421	201,627
James A. Frost	5,400	53,542	45,614	104,556
Craig W. Shaw	5,400	—	18,399	23,799

____________________________________________________________________________________________________

(1)  The amounts in column (b) represent amounts deposited by the Company into 401(k) accounts. The Company matches 30% of employee contributions up to 10% of the employee’s annual salary.

(2)  The amounts in column (c) represent premiums paid by the Company for life insurance policies that are not available to all salaried employees.

(3)  The amounts in column (d) represent the incremental cost to the Company for personal benefits conferred to the NEOs. The total for Mr. Tutor includes $827,852 related to the personal use of Company aircraft and $69,281 for vehicle usage. Mr. Tutor is entitled to 150 hours of flight time per calendar year for personal use of Tutor Perini’s aircraft, as negotiated during the merger with Tutor-Saliba and as provided by his employment agreement (with any unused balance being carried forward to subsequent years while employed). For safety reasons, productivity maximization and cost control, the Company also provides Mr. Tutor with a vehicle and driver and reimburses Mr. Tutor for certain operational costs. Additionally, Mr. Tutor may receive limited personal financial services as part of his employment agreement. The total for Mr. Smalley includes $171,710 of relocation-related benefits and $20,711 for vehicle usage. The total for Mr. Frost includes $45,614 for vehicle usage and allowances.

(4)  The amounts in column (e) represent the totals of columns (b) through (d).

Total Realized Compensation

The table below is not required by SEC rules or regulations, nor should it be considered as a substitute for the preceding Summary Compensation Table (SCT) and related disclosures. However, we have included this table to provide an understanding of the total compensation realized by our NEOs over the last three years. The table below reports certain compensation that our NEOs actually received for each year presented as opposed to what they were awarded. The following are some of the key differences between the two tables:

•One significant difference in the two tables is that the below table does not include equity compensation that was awarded but later was unearned and forfeited due to the failure to meet performance targets. This is in contrast to the SCT, which includes the equity compensation in the year awarded and does not reduce reported compensation for any unearned and forfeited equity awards. In other words, the table below better illustrates the impact of the Company’s Pay-for-Performance philosophy on equity awards when performance targets are not achieved.

•For non-equity incentive plan compensation (i.e., annual incentive (bonus) compensation), the table below reports these incentives in the year the cash is actually received by the NEOs compared to the SCT, which reports these cash incentives in the year considered earned, even though actual receipt is months later and in the following year.

•Another difference between the total compensation reported in this table and the SCT relates to timing differences between when certain elements of compensation are presented in the SCT and when those elements are paid in cash or shares to our NEOs. For example, a share-based performance award measuring TSR over a three-year period would be reported in the SCT at 100% of its value in the year granted, whereas the table below would report the award in the year shares were paid, based on achievement of the performance targets. Since the Company does not typically award equity on an annual basis, but less regularly, the Total Realized Compensation table reports equity awards in a way that more aptly applies the award to the periods paid rather than reporting the entire value of a multi-year award in a single year.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
										Difference
										Between		Realized
									Total	Realized		Compensation
				Vested	Exercised	Non-Equity		Total	Compensation	Compensation		as a
				Stock	Stock	Incentive Plan	All Other	Realized	as Reported	and Reported		Percentage
		Salary	Bonus	Units	Options	Compensation	Compensation	Compensation	in SCT	Compensation		of Reported
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)		Compensation
Ronald N. Tutor	2016	1,750,000	—	—	—	—	1,056,903	2,806,903	12,954,885	(10,147,982)	(10)	22%
	2015	1,750,000	3,750,000	4,846,500	—	2,481,443	909,620	13,737,563	12,053,561	1,684,002		114%
	2014	1,500,058	—	4,285,500	—	2,404,538	348,169	8,538,265	25,555,415	(17,017,150)	(11)	33%
Gary G. Smalley	2016	700,000	700,000	—	—	—	201,627	1,601,627	1,862,105	(260,478)		86%
	2015	233,333	250,000	—	—	—	23,968	507,301	1,207,301	(700,000)		42%

James A. Frost	2016	1,000,000	250,000	—	—	975,000	104,556	2,329,556	4,194,525	(1,864,969)		56%
	2015	975,000	—	1,077,000	—	796,875	171,627	3,020,502	5,453,825	(2,433,323)		55%
	2014	796,875	—	—	—	724,999	188,284	1,710,158	13,142,034	(11,431,876)	(12)	13%
Craig W. Shaw	2016	650,024	—	—	—	—	23,799	673,823	1,105,375	(431,552)		61%
	2015	650,024	—	289,498	—	582,422	7,508	1,529,452	559,756	969,696		273%
	2014	650,024	—	—	—	600,024	10,452	1,260,500	2,807,880	(1,547,380)		45%

____________________________________________________________________________________________________

(1)    The amounts in column (c) are the same amounts reported in column (c) of the SCT.

(2)    The amounts in column (d) are the same amounts reported in column (d) of the SCT; however, the $250,000 signing bonus and the $700,000 relocation-related special bonus paid to Mr. Smalley were reported in two different years as reflected above, whereas the aggregate of these payments was reflected in the SCT for 2015.

(3)    The amounts in column (e) represent the value realized from vesting RSUs.

(4)    The amounts in column (f) represent the value realized from exercised stock options; no stock options were exercised during the periods presented.

(5)    The amounts in column (g) represent the amounts paid to the respective NEO as annual incentives in the year the cash was actually received, which is the year following the performance period. The Company did not achieve its Consolidated and Building Group incentive targets for 2015 but did achieve its Civil Group target. Due to Mr. Frost’s dual role as CEO of the

Civil Group, he was the only NEO to receive annual incentive (bonus) compensation for 2015 performance, which was paid in 2016.

(6)    The amounts in column (h) are the same amounts reported in column (i) of the SCT.

(7)    The amounts in column (i) represent the total of columns (c) through (h).

(8)    The amounts in column (j) represent the total compensation as reported in the SCT.

(9)    The amounts in column (k) represent the difference between columns (i) and (j).

(10)  The difference between Mr. Tutor’s total realized compensation in 2016 and his total compensation as reported in the SCT for 2016 reflects the impact of forfeitures and timing. The share-based grants (valued at $5.6 million) made in 2015 and the annual incentive (bonus) compensation for 2015 performance (targeted at $2.6 million) are not reflected in the Total Realized Compensation table, as both were unearned and forfeited. Alternatively, the SCT reflects share-based grants made in 2016 (valued at $7.8 million), which vested in a future period. Additionally, the SCT includes annual incentive (bonus) compensation of $2.3 million for 2016 performance, which was paid in 2017.

(11)  The difference between Mr. Tutor’s total realized compensation in 2014 and his total compensation as reported in the SCT for 2014 primarily reflects the impact of timing. The Total Realized Compensation table reflects shares that vested and were paid in 2014 (valued at $4.3 million) and annual incentive (bonus) compensation of $2.4 million that was paid in 2014 for 2013 performance. In contrast, the SCT reflects multiple share-based grants made in 2014 (valued at $21.2 million) and annual incentive (bonus) compensation of $2.5 million related to 2014 performance. Certain of these share-based grants vested in 2015, whereas others vested or may vest in 2017. The annual incentive (bonus) compensation of $2.5 million for 2014 performance (paid in 2015) is reported on the SCT in 2014.

(12)  The difference between Mr. Frost’s total realized compensation in 2014 and his total compensation as reported in the SCT for 2014 primarily reflects the impact of timing. The SCT reflects multiple share-based grants made in 2014 (valued at $11.4 million) that vested in 2017. However, since no share-based awards vested and/or were exercised during 2014, the Total Realized Compensation table reflects zero share-based compensation in 2014. The difference also reflects the timing impact of annual incentive (bonus) compensation. The annual incentive (bonus) of $0.8 million for 2014 performance (paid in 2015) was reported on the SCT in 2014, but the Total Realized Compensation table reflects the annual incentive (bonus) of $0.7 million paid in 2014 (for 2013 performance).

Grants of Plan-Based Awards Table in 2016

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
										All		Grant
										Other		Date
										Option		Fair
									All Other	Awards:	Exercise	Value of
			Estimated Future Payouts			Estimated Future Payouts			Stock	Underlying	or Base	Stock
			Under Non-Equity			Under Equity Incentive			Awards:	# of	Price of	and
			Incentive Plan Awards(2)			Plan Awards(3)			# of Shares	Securities	Option	Option
	Type of		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Award(1)	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)(4)	($)
R. Tutor			1,750,000	2,625,000	3,762,500	—	—	—	—	—	—	—
	RSU	1/1/2016	—	—	—	44,222	176,887	442,218	—	—	—	4,646,482	(5)
	RSU	3/28/2016	—	—	—	—	150,000	—	—	—	—	2,253,000	(6)
	SO	3/28/2016	—	—	—	—	150,000	—	—	—	11.05	921,000	(7)
G. Smalley			560,000	700,000	700,000	—	—	—	—	—	—	—
	RSU	3/28/2016	—	—	—	10,500	15,000	15,000	—	—	—	225,300	(6)
	SO	3/28/2016	—	—	—	10,500	15,000	15,000	—	—	17.06	82,800	(8)
J. Frost			800,000	1,000,000	1,000,000	—	—	—	—	—	—	—
	RSU	3/28/2016	—	—	—	70,000	100,000	100,000	—	—	—	1,502,000	(6)
	SO	3/28/2016	—	—	—	70,000	100,000	100,000	—	—	23.56	406,000	(9)
C. Shaw			520,019	650,024	650,024	—	—	—	—	—	—	—

____________________________________________________________________________________________________

(1)  The types of awards that were granted in 2016 are RSUs and stock options.

(2)  Columns (d), (e) and (f) present the range of potential performance-based bonus payouts. Actual amounts earned for 2016 are reflected in the SCT.

(3)  Columns (g), (h) and (i) present the range, if applicable, of estimated future payouts of long-term performance-based equity awards.

(4)  The amounts in column (l) represent the exercise price of the nonqualified stock options, which was the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of award.

(5)  This amount represents the fair value of the performance-based RSUs granted to Mr. Tutor on January 1, 2016 calculated by multiplying the per RSU grant date fair value, estimated to be $26.27 by use of a Monte Carlo simulation, by the expected number of RSUs to be earned, in accordance with ASC 718. The award allows for variability in the total possible number of RSUs that can be granted upon vesting, based on the degree of the Company’s achievement of TSR performance over a 3-year period relative to the Company’s defined peer group.

(6)  This amount represents the fair value of the RSUs granted on March 28, 2016 as part of the 2016 long-term incentive awards. The value is computed in accordance with ASC 718, using the grant price of $15.02 per share, which was the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of grant.

(7)  This amount represents the grant date fair value of the nonqualified stock options granted on March 28, 2016 as part of the 2016 long-term incentive awards. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $6.14 per option, based on the strike price of $11.05 established on the date of award.

(8)  This amount represents the grant date fair value of the nonqualified stock options granted on March 28, 2016 as part of the 2016 long-term incentive awards. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $5.52 per option, based on the strike price of $17.06 established on the date of award.

(9)  This amount represents the grant date fair value of the nonqualified stock options granted on March 28, 2016 as part of the 2016 long-term incentive awards. The value is computed in accordance with ASC 718, using a Black-Scholes option pricing model value of $4.06 per option, based on the strike price of $23.56 established on the date of award.

Outstanding Equity Awards as of December 31, 2016

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Options Awards					Stock Awards
			Equity
			Incentive
			Plan Awards:				Market	Equity Incentive	Equity Incentive
	Number of	Number of	Number of			Number of	Value of	Plan Awards:	Plan Awards:
	Securities	Securities	Securities			Shares or	Shares or	Number of	Market or Payout
	Underlying	Underlying	Underlying			Units of	Units of	Unearned Shares,	Value of Unearned
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Units or Rights	Shares, Units or
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	Other Rights That
	(#)	(#)	Options	Price	Date	Vested	Vested	Vested	Have Not Vested
Name	Exercisable	Unexercisable	(#)(1)	($/Share)		(#)	($)	(#)(2)	($)(3)
Ronald N. Tutor	750,000	—	—	20.33	5/28/2019	—	—	—	—
	150,000	—	150,000	11.05	6/1/2022	—	—	150,000	4,200,000
	75,000	—	—	22.20	11/13/2023	—	—	—	—
	—	—	150,000	28.17	3/30/2024	—	—	150,000	4,200,000
	—	—	300,000	24.05	12/22/2024	—	—	300,000	8,400,000
	—	—	—	—	—	—	—	120,097	3,362,716
	—	—	—	—	—	—	—	176,887	4,952,836
Gary G. Smalley	—	—	45,000	17.06	9/1/2025	—	—	45,000	1,260,000
James A. Frost	100,000	—	—	26.19	9/5/2018	—	—	—	—
	50,000	—	—	22.20	11/13/2023	—	—	—	—
	—	—	150,000	11.31	5/30/2022	—	—	150,000	4,200,000
	—	—	100,000	28.17	3/30/2024	—	—	100,000	2,800,000
	—	—	200,000	23.56	4/9/2025	—	—	200,000	5,600,000
Craig W. Shaw	50,000	—	—	12.54	11/16/2018	—	—	—	—
	—	—	—	—	—	—	—	30,000	840,000

____________________________________________________________________________________________________

(1)  The amounts in column (d) include stock options at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The stock options in column (d) are scheduled to vest in the following years:

Stock Options	2017		2018	2019	Total	Vesting Based On
Ronald N. Tutor	300,000	(a)	150,000	150,000	600,000	Performance
Gary G. Smalley	15,000	(b)	15,000	15,000	45,000	Performance
James A. Frost	350,000	(c)	100,000	—	450,000	Performance
	665,000		265,000	165,000	1,095,000

(a)   Of this amount, 292,402 vested in March 2017 based on the pro rata achievement of performance goals.

(b)   Fully vested in March 2017.

(c)   Of this amount, 338,129 vested in March 2017 based on the pro rata achievement of performance goals.

(2)  The amounts in column (i) include restricted stock units shown at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The restricted stock units in column (i) are scheduled to vest in the following years:

Restricted Stock Units	2017		2018	2019	Total	Vesting Based On
Ronald N. Tutor	300,000	(a)	270,097	326,887	896,984	Performance
Gary G. Smalley	15,000	(b)	15,000	15,000	45,000	Performance
James A. Frost	350,000	(c)	100,000	—	450,000	Performance
Craig Shaw	30,000	(d)	—	—	30,000	Performance
	695,000		385,097	341,887	1,421,984

(a)   Of this amount, 292,402 vested in March 2017 based on the pro rata achievement of performance goals.

(b)   Fully vested in March 2017.

(c)   Of this amount, 338,129 vested in March 2017 based on the pro rata achievement of performance goals.

(d)   Of this amount, 28,481 vested in March 2017 based on the pro rata achievement of performance goals.

(3)  The amounts in column (j) are determined by multiplying the number of shares by the closing price ($28.00) of the Company’s Common Stock on the New York Stock Exchange on December 30, 2016, the last trading day of the year.

2016 Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
	Number of		Number	Value
	Shares	Value	of Shares	Realized on
	Acquired	Realized on	Acquired	Vesting
Name	on Exercise	Exercise	on Vesting	($)
Ronald N. Tutor	—	—	—	—
Gary G. Smalley	—	—	—	—
James A. Frost	—	—	—	—
Craig W. Shaw	—	—	—	—

Pension Benefits for 2016

Payments
			Present	During
		Number of	Value of	Last
		Years of	Accumulated	Fiscal
		Credited	Benefit(3)	Year
Name(1)	Plan Name	Service(2)	($)	($)
Craig W. Shaw	Defined Benefit Pension Plan	27	779,593	—
	Benefits Equalization Plan	27	824,437	—

____________________________________________________________________________________________________

(1)  Mr. Tutor, Mr. Smalley and Mr. Frost do not participate in the pension plans.

(2)  Mr. Shaw had 27 years of credited service as of June 1, 2004, when the pension plans were frozen. Mr. Shaw has 38 years of actual service with the Company.

(3)  Assumes retirement occurs at the later of age 62 or current age, in a life annuity form, and a discount rate of 3.90%.

Tutor Perini has a defined benefit pension plan that covers certain of its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is non-contributory and benefits are based on an employee’s years of service and “final average earnings” (as defined in the plan). The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. Tutor Perini also has an unfunded supplemental retirement plan (referred to as the Benefits Equalization Plan) for certain employees whose benefits under the defined benefit pension plan were reduced because of compensation limitations under federal tax laws. Effective June 1, 2004, all benefit accruals under the above pension plans were frozen; however, the current vested benefit was preserved. Accordingly, Mr. Shaw has not earned additional pension benefits related to his employment subsequent to June 1, 2004.

The normal retirement benefit under these plans is equal to:

•     0.75% of “final average earnings,” not in excess of “covered compensation” (each as defined), multiplied by years of service, up to 25; plus

•     1.5% of final average earnings, in excess of covered compensation multiplied by years of service, up to 25.

Upon the attainment of age 62 and completion of 25 years of service, the participant may receive an unreduced pension equal to his normal retirement benefit. Accordingly, Mr. Shaw has met both criteria and is eligible for his full pension retirement benefit.

Narrative Disclosures to the Summary Compensation and Grants of Plan-Based Awards Tables

The following is a summary of Mr. Tutor’s and Mr. Frost’s employment agreement provisions reflected in the Summary Compensation Table and/or Grants of Plan-Based Awards Table.

Ronald N. Tutor Employment Agreement

On December 22, 2014, the Company entered into an amended and restated employment agreement with Ronald N. Tutor, extending his employment with the Company through December 31, 2018 and providing the following: an annual salary (which is to be reviewed no less frequently than annually), performance bonus and share-based awards; two three-year TSR share-based awards; a succession plan bonus; various perquisites; and additional life insurance. In addition, in accordance with his employment agreement, Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for two years after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Tutor pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” table below.

James A. Frost Employment Agreement

On November 1, 2016, the Company entered into an amended and restated employment agreement with James A. Frost extending his employment with the Company through December 31, 2017 and providing certain elements of compensation, including: an annual salary; performance bonus and share-based awards; various perquisites; and additional life insurance. In addition, in accordance with his employment agreement Mr. Frost has agreed that during the term of his employment with Tutor Perini and for 500 days after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Frost has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Frost pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” table below.

Potential Payments Upon Termination or Change in Control

Certain payments would be payable to Mr. Tutor in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2016:

		Base			O/S Equity	Cash Lump	Cutback Related
		Salary	Bonus	Benefits	Awards	Sum	to Best Payment	Total
Triggering Event		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
A.	Death	—	—	201,923	28,817,552	—	—	29,019,475
B.	Disability	—	—	201,923	28,817,552	—	—	29,019,475
C.	Retirement	—	—	201,923	3,887,456	—	—	4,089,379
D.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	201,923	—	—	—	201,923
E.	Termination by Employer without Cause
	or by Executive with Good Reason	—	—	252,301	24,389,456	8,750,000	—	33,391,757
F.	Change in Control (7)	—	—	277,490	28,817,552	13,125,000	—	42,220,042

____________________________________________________________________________________________________

(1)  In all cases, accrued salary through the date of termination would be due to Mr. Tutor. As of December 31, 2016, Mr. Tutor was not owed any accrued salary.

(2)  The incentive compensation for 2016 performance would be due to Mr. Tutor at the time payment is made to all executives under Events E and F. No payment would be due under Events A, B, C or D. As of December 31, 2016, Mr. Tutor was not owed any unearned bonus. Subsequent to December 31, 2016, the Compensation Committee Approved a $2,327,500 bonus for Mr. Tutor and payment has been made to him.

(3)  Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (30 days at December 31, 2016, valued at $201,923). Event E would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $50,378 at December 31, 2016), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage. Event F would require continuation of health insurance benefits for 36 months (estimated at $75,567), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.

(4)  Mr. Tutor had 896,984 restricted stock units and 600,000 stock options awards outstanding at December 31, 2016, inclusive of 296,984 TSR RSUs. The table below represents the value of the outstanding restricted stock units and the intrinsic value of the stock options quantified using the Company’s closing share price of $28.00 on December 30, 2016 assuming the triggering events occurred on December 31, 2016:

		RSUs	TSR RSUs	Options	Total
Triggering Event		($)	($)	($)	($)
A.	Death	16,800,000	8,315,552	3,702,000	28,817,552
B.	Disability	16,800,000	8,315,552	3,702,000	28,817,552
C.	Retirement	—	3,887,456	—	3,887,456
D.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	—	—
E.	Termination by Employer without
	Cause or by Executive with Good Reason	16,800,000	3,887,456	3,702,000	24,389,456
F.	Change in Control (7)	16,800,000	8,315,552	3,702,000	28,817,552

(5)  A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event E; and three times the sum of annual salary and target bonus in the case of Event F.

(6)  If any amounts owed to Mr. Tutor in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Tutor after imposition of the excise tax would be greater (in which case no reduction will occur).

(7)  Certain legacy equity awards provide for immediate vesting upon a change in control.

Certain payments would be payable to Mr. Frost in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2016:

		Base			O/S Equity	Cash Lump
		Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
A.	Death	—	—	57,692	15,974,500	—	16,032,192
B.	Disability	—	—	57,692	15,974,500	—	16,032,192
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	57,692	—	—	57,692
D.	Termination by Employer without Cause or
	by Executive with Good Reason	—	—	88,291	15,974,500	3,000,000	19,062,791
E.	Change in Control (6)	—	—	88,291	15,974,500	3,000,000	19,062,791

____________________________________________________________________________________________________

(1)  In all cases, accrued salary through the date of termination would be due to Mr. Frost. As of December 31, 2015, Mr. Frost was not owed any accrued salary.

(2)  The incentive compensation for 2015 performance would be due to Mr. Frost at the time payment is made to all executives under Event D. No payment would be due under Events A, B or C. As of December 31, 2015, Mr. Frost was not owed any unearned bonus. Subsequent to December 31, 2016, the Compensation Committee approved a $931,969 bonus for Mr. Frost and payment has been made to him.

(3)  Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (15 days at December 31, 2016, valued at $57,692). Event D and Event E would require continuation of health insurance benefits for Mr. Frost and his covered dependents for 24 months (estimated at $30,599 at December 31, 2016), or payment of an after tax amount with which Mr. Frost could obtain comparable coverage.

(4)  Mr. Frost had 450,000 restricted stock units and 450,000 stock options awards outstanding at December 31, 2016. All remaining outstanding equity awards would immediately vest and outstanding options would be exercisable under Events A, B, D and E. Mr. Frost’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C. The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $28.00 on December 30, 2016.

(5)  A cash lump sum would be due in the amount of one and one half times the sum of annual salary and target bonus in the case of Event D and Event E.

(6)  Certain legacy equity awards provide for immediate vesting upon a change in control.

As of December 31, 2016, none of our other executive officers has an agreement with us providing for termination benefits. Certain legacy equity awards provide for immediate vesting upon a change in control.  Accordingly, as of December 31, 2016, Mr. Smalley and Mr. Shaw have $1,752,300 and $840,000,  respectively, of outstanding equity awards that will immediately vest upon a change in control. The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $28.00 on December 30,  2016.

DIRECTOR COMPENSATION

Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by similar companies, in order to determine whether an adjustment should be made.

Fees for our non-employee directors consist of an annual cash retainer fee of $80,000, payable in cash or Common Stock at each director’s option, plus an equity retainer in the amount of $150,000 payable in shares of Common Stock on the business day following the annual meeting of shareholders. Directors also receive $900 per Board meeting attended in person and $300 per Board meeting attended telephonically. Members of the Audit Committee receive $2,000 per committee meeting attended in person and $500 per committee meeting attended telephonically. The Audit Committee Chair receives an annual retainer of $20,000 and the Compensation Committee Chair receives an annual retainer of $10,000 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per committee meeting attended in person and $300 per committee meeting attended telephonically. The Lead Independent Director also receives an additional annual retainer of $20,000 based on the increased responsibilities associated with this role.

The table below summarize the total compensation earned by each of the non-management directors serving in 2016.

(a)	(b)	(c)	(d)
	Fees Earned
	(Paid in Cash	Stock
	or Stock)	Awards	Total
Name	($) (1)	($) (2)	($) (3)
Marilyn A. Alexander (4)	7,400	—	7,400
Peter Arkley	88,100	150,000	238,100
Sidney J. Feltenstein	84,500	150,000	234,500
Michael R. Klein	121,400	150,000	271,400
Robert C. Lieber	95,100	150,000	245,100
Raymond R. Oneglia	94,500	150,000	244,500
Dale A. Reiss	114,500	150,000	264,500
Donald D. Snyder	101,700	150,000	251,700
Dickran M. Tevrizian, Jr.	88,100	150,000	238,100

____________________________________________________________________________________________________

(1)  The amounts in column (b) represent fees paid for annual cash retainer, committee chair retainers, the Lead Independent Director retainer and attendance at Board and committee meetings. The following table presents the cash and equity components of the $80,000 annual cash retainer for the directors who elected to receive a portion of this retainer in shares of the Company’s common stock based on the closing price on the New York Stock Exchange on the date of grant:

	Share			Cash
	Amounts	Price	Value	Payment	Total
Name	#	($)	($)	($)	($)
Michael R. Klein	3,691	21.67	79,984	16	80,000
Robert C. Lieber	3,691	21.67	79,984	16	80,000
Raymond R. Oneglia	1,845	21.67	39,981	40,019	80,000

(2)  The amounts in column (c) present the fair value of the shares granted in 2016. The fair value of these awards is based on the fair market value on the date of grant in accordance with ASC 718, calculated using the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant. The 2016 annual stock grant made to each director was based on a fair market value of $21.67.

(3)  The amounts in column (d) represent the total of columns (b) and (c).

(4)  Ms. Marilyn Alexander did not stand for re-election at the 2016 Annual Meeting due to personal reasons. Hence, her term on the Board expired on May 25, 2016.

As of December 31, 2016, none of our non-employee directors had any outstanding equity awards.

In 2012, the Company implemented a policy requiring the NEOs, as well as non-employee directors and other executives designated by the Compensation Committee, to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all NEOs, non-employee directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Stock Ownership Guidelines for Non-Employee Directors

In 2014, the Company implemented a policy requiring stock ownership by non-employee directors. Specifically, the Company’s non-employee directors are subject to stock ownership guidelines which are intended to align their interests with those of our shareholders. Under the guidelines, our non-employee directors must maintain ownership of Tutor Perini stock at a multiple of five times the annual cash retainer. The minimum number of shares guideline is updated annually based on the current cash retainer ($80,000 as of December 31, 2016) and the 12-month trailing average Tutor Perini stock price. Shares owned directly or indirectly, deferred stock units, value of vested but unexercised stock options and unvested RSUs are counted toward the guidelines. Non-employee directors now have until their fifth anniversary of becoming a director to comply with the guidelines.

All of our non-employee directors exceeded the stock ownership guidelines, with the exception of Mr. Leppert whose compliance with the guidelines is not required until March 2022, the five-year anniversary of when he became a director.

Director and Officer Indemnification

Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our by-laws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance that insures our directors and officers against certain losses and insures us against our obligations to indemnify our directors and officers.

PROPOSAL 5:  ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Although the Board and the Compensation Committee recognizes the potential benefits of having less frequent advisory votes on executive compensation (including allowing the Company additional time to effectively evaluate the relationship between the executive compensation and long-term Company performance and shareholder return), we recognize that the widely adopted standard is to hold Say on Pay votes annually. The Board and Compensation Committee also acknowledge current shareholder expectations regarding having the opportunity to express their views on the Company’s executive compensation on an annual basis. In light of investor expectations and prevailing market practice, our Board and the Compensation Committee recommends that the advisory vote on executive compensation occur every year.

The proxy card provides for four choices and shareholders are entitled to vote on whether the advisory vote on executive compensation should be held every year, every two years, every three years or abstain from voting.

The result of this advisory vote on the frequency of the vote on executive compensation is not binding and will not be construed as overruling a decision by the Board or the Compensation Committee or creating or implying any additional fiduciary duty for the Board or the Compensation Committee. However, the Board values the opinions that shareholders express in their votes and in dialogue that the Company has with its shareholders. The Board will consider the outcome of the vote and shareholder feedback when deciding how frequently to conduct the advisory vote on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct Say on Pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to its executive compensation programs.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “EVERY YEAR” WITH RESPECT TO THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of April 7, 2017 of the Common Stock by each director and nominee, each executive officer named in the summary compensation table, all directors and executive officers as a group and all persons we know to hold in excess of 5% of the Common Stock.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the Common Stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

	Amount of		Percent of
	Common Stock		Common Stock
	Beneficially		Beneficially
Name of Beneficial Owner	Owned (1)		Owned (2)

Named Executive Officers
Ronald N. Tutor	10,248,777	(3)	20.1%
James A. Frost	1,014,459		2.0%
Craig W. Shaw	165,368		*
Gary G. Smalley	23,785		*

Non-Employee Directors
Raymond R. Oneglia	561,696	(4)	1.1%
Michael R. Klein	414,925		*
Peter Arkley	48,632		*
Dickran M. Tevrizian, Jr.	46,268		*
Donald D. Snyder	35,842		*
Robert C. Lieber	25,191		*
Sidney J. Feltenstein	20,268		*
Dale A. Reiss	19,729		*
Thomas C. Leppert	1,356		*
Dennis D. Oklak	—		*

All Directors and Executive Officers as a Group (14 persons)	12,626,296		24.5%

Beneficial Ownership of 5% or More
Ronald N. Tutor	10,248,777	(3)	20.1%
Dimensional Fund Advisors LP	4,143,012	(5)	8.3%
AllianceBernstein LP	3,661,049	(6)	7.4%
The Vanguard Group, Inc.	3,007,272	(7)	6.1%
Hotchkis and Wiley Capital Management, LLC	2,519,918	(8)	5.1%

____________________________________________________________________________________________________

 *      Less than 1%.

(1)    Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock and stock options that are currently exercisable or exercisable within 60 days of April 7, 2017 are deemed to be beneficially owned by the person holding such options. Mr. Tutor, Mr. Smalley, Mr. Frost and Mr. Shaw have 1,267,402, 15,000, 488,132 and 50,000 stock options, respectively, which are exercisable within 60 days of April 7, 2017.

(2)    The percent ownership for each shareholder on April 7, 2017 is calculated by dividing (i) the total number of shares beneficially owned by the shareholder by (ii) 49,694,018 shares (the total number of shares outstanding on April 7, 2017) plus any shares that may be acquired (including upon exercise of stock options or vesting of restricted stock units) by that person currently or within 60 days after April 7, 2017.

(3)    Consists of 5,948,120 shares held by Ronald N. Tutor Separate Property Trust, 1,533,255 shares held by Ronald N. Tutor 2009 Dynasty Trust, 1,500,000 shares held by the Ronald N. Tutor Marital Property Trust, and 1,267,402 stock options exercisable within 60 days of April 7, 2017.

(4)    Includes 500,000 shares owned by O&G for which Mr. Oneglia serves as the Vice Chairman and as a director and 500 shares owned by Raymond A. Oneglia Trust. Mr. Oneglia disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5)    Based on Schedule 13G/A filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP (“Dimensional”), which indicates that as of December 31, 2016, Dimensional had (i) sole voting power relative to 4,054,616 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 4,143,012 shares and (iv) no shared dispositive power. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)    Based on Schedule 13G filed with the SEC on February 10, 2017 by AllianceBernstein L.P. (“AllianceBernstein”), which indicates that as of December 31, 2016, AllianceBernstein had (i) sole voting power relative to 3,124,554 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 3,661,049 shares and (iv) no shared dispositive power. The address of AllianceBernstein is 1345 Avenue of the Americas, New York, NY 10105.

(7)    Based on Schedule 13G/A filed with the SEC on February 13, 2017 by Vanguard Group, Inc. (“Vanguard”), which indicates that as of December 31, 2016, Vanguard had (i) sole voting power relative to 50,504 shares, (ii) shared voting power relative to 6,500 shares, (iii) sole dispositive power relative to 2,952,594 shares and (iv) shared dispositive power relative to 54,678 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)    Based on Schedule 13G/A filed with the SEC on February 10, 2017 by Hotchkis & Wiley Capital Management, LLC (“Hotchkis & Wiley”), which indicates that as of December 31, 2016, Hotchkis & Wiley had (i) sole voting power relative to 2,087,348 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,519,918 shares and (iv) no shared dispositive power. The address of Hotchkis & Wiley is 725 S. Figueroa Street, 39th Fl, Los Angeles, CA 90017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Tutor Perini’s equity securities, to file initial reports of ownership and reports of changes in ownership of the Common Stock (including options and warrants to acquire Common Stock) with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that our officers, directors and beneficial owners of more than 10% of our total outstanding shares of Common Stock who are required to file reports under Section 16(a) of the Securities Exchange Act of 1934 reported all transactions in shares of our Common Stock and derivative securities (including options and warrants to acquire Common Stock), on a timely basis during the year ended December 31, 2016.

Performance Graph

The following graph compares the cumulative 5-year total return to shareholders on our Common Stock relative to the cumulative total returns of the NYSE Composite Index and the Dow Jones Heavy Construction Index (“DJ Heavy Construction Index”). We selected the DJ Heavy Construction Index because we believe the index reflects the market conditions within the industry in which we primarily operate. The comparison of total return on investment, defined as the change in year-end stock price plus reinvested dividends, for each of the periods assumes that $100 was invested on December 31, 2011, in each of our Common Stock, the NYSE and the DJ Heavy Construction Index, with investment weighted on the basis of market capitalization.

The comparisons in the following graph are based on historical data and are not intended to forecast the possible future performance of our Common Stock.

COMPARISON OF CUMULATIVE TOTAL RETURN Tutor Perini Corp NYSE Composite Index DJ Heavy Construction Index $250 $225 $200 $175 $150 $125 $100 $75 $50 $25 $0 2011 2012 2013 2014 2015 2016

	Year Ended December 31,
	2011	2012	2013	2014	2015	2016
Tutor Perini Corp.	100.00	111.02	213.13	195.06	135.66	226.90
NYSE Composite Index	100.00	112.93	139.10	144.97	135.66	147.88
DJ Heavy Construction Index	100.00	120.81	157.90	116.99	102.82	125.91

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2018 Annual Meeting of Shareholders must be received by Tutor Perini on or before December 15, 2017 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2018 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from May 24, 2018, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2018 Annual Meeting of Shareholders proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Tutor Perini’s by-laws require that Tutor Perini be given advance written notice of matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2018 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us no earlier than November 25, 2017, nor later than March 10, 2018. If the 2018 Annual Meeting of Shareholders is advanced by more than 7 calendar days from May 24, 2018, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini by-laws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2018 Annual Meeting of Shareholders. If a shareholder fails to provide timely notice of a proposal to be presented at the 2018 Annual Meeting of Shareholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our by-laws. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Please see “Nominations for Director” for a description of the requirements for submitting a candidate for nomination as a director at the 2018 Annual Meeting of Shareholders.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Tutor Perini files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location:

Public Reference Room

100 F. Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 16, 2017 in order to receive them before the Annual Meeting of Shareholders on May 24, 2017.

EXHIBIT A

TUTOR PERINI CORPORATION
INCENTIVE COMPENSATION PLAN

(as adopted on April 3, 2017)

SECTION 1.   GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Tutor Perini Corporation Incentive Compensation Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, non-employee directors and other key persons (including consultants and prospective employees) of Tutor Perini Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company, and to enable the Company to offer cash and stock-based incentives to such individuals. It is anticipated that providing such persons with a direct stake in the Company’s welfare and/or with cash and stock-based incentives based, in whole or in part, on the performance of the Company will assure a closer alignment of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards, Dividend Equivalent Rights, Performance Awards or Other Cash-Based Awards.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Compensation Committee of the Board of Directors referred to in Section 2.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m).

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” has the meaning set forth in Section 19.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined by its closing price on the New York Stock Exchange. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Other Cash-Based Awards” means an Award granted pursuant to Section 11 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Administrator in its sole discretion.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan contingent upon achieving certain Performance Goals.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award or a Performance Award.

“Performance Goals” means goals established by the Administrator as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Appendix 1 hereto.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Section 162(m)” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable treasury regulations thereunder.

“Section 162(m) Award” is defined in Section 10.

“Stock” means the Common Stock, par value $1.00 per share, of the Company.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

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SECTION 2.   ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)	Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Administrator”).
(b)	Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)	to select the individuals to whom Awards may from time to time be granted;
(ii)

to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Other Cash-Based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)	to determine the number of shares of Stock to be covered by any Award;
(iv)

to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)	to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)	subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;
(vii)

to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

(viii)

at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

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All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)

Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and who are not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)

Indemnification. Neither the Board nor the Committee, nor any member of either or any delegatee thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegatee thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3.   STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)

Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan, inclusive of those described in the immediately following sentence, shall be 2,335,000 shares, subject to adjustment as provided in Section 3(b). Shares of Stock that as of the Effective Date have not been issued under the Amended and Restated Tutor Perini Corporation Long-Term Incentive Plan, and are not covered by outstanding awards under such plan granted on or before the Effective Date, shall be available for Awards under the Plan. For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, settled in cash or otherwise satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock (subject to adjustment as provided in Section 3(b)) may be granted to any one individual grantee during any one calendar-year period. If any Performance Award to an individual is intended to qualify as “performance based

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compensation” under Section 162(m), then the maximum award shall not exceed 500,000 shares of Common Stock (subject to adjustment as provided in Section 3(b)) to any one such individual in any calendar-year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)

Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in: (i) the maximum number of shares reserved for issuance under the Plan; (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance Award; (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan; (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award; and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, unusual or non-recurring events, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c)

Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the

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employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.   ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, non-employee directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.   STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve. The grant of a Stock Option is contingent on the grantee executing the Stock Option agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

(a)

Grant of Stock Options. The Administrator in its discretion may grant Stock Options to eligible employees, non-employee directors and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish and subject to the limitations of Section 409A of the Code.

(i)

Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. For Incentive Stock Options, if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation the option price of the Incentive Stock Option granted to such employee shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii)

Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. For Incentive Stock Options, if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation, and an Incentive Stock Option is granted to such employee, the term of such Stock Option granted to such employee shall be no more than five years from the date of grant.

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(iii)

Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)

Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A)	In cash, by certified or bank check or other instrument acceptable to the Administrator;
(B)

Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(C)

By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of

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shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v)

Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b)

Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

SECTION 6.   STOCK APPRECIATION RIGHTS

(a)

Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock or a combination thereof having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

(b)

Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option. The grant of a Stock Appreciation Right is contingent on the grantee executing the Stock Appreciation Right agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

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A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c)

Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i)	Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable;
(ii)

Stock Appreciation Rights granted independently of any Stock Options shall be exercisable at such time or times but shall not be exercisable more than 10 years after the date the Stock Appreciation Rights are granted;

(iii)	Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered; and
(iv)	All Stock Appreciation Rights shall be exercisable during the grantee’s lifetime only by the grantee or the grantee’s legal representative.

SECTION 7.   RESTRICTED STOCK AWARDS

(a)

Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)

Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7 (d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

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(c)

Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, grantee shall surrender such certificates to the Company upon request without consideration.

(d)

Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock shall have a time-based restriction, the restriction period with respect to such shares shall not be less than three years. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.   DEFERRED STOCK AWARDS

(a)

Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units or restricted stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding

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the foregoing, in the event that any such Deferred Stock Award shall have a performance-based goal, the restriction period with respect to such award shall not be less than one year, and in the event any such Deferred Stock Award shall have a time-based restriction, the restriction period with respect to such award shall not be less than three years. At the end of the deferral period, the Deferred Stock Award, to the extent vested, may be paid to the grantee in cash and/or stock.

(b)

Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate, in all cases, consistent with the requirements of Section 409A of the Code.

(c)

Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

(d)	Restrictions. A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.
(e)

Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.   UNRESTRICTED STOCK AWARDS

The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. PERFORMANCE AWARDS

(a)	Performance Awards. The Administrator may grant a Performance Award to a participant payable upon the attainment of specific Performance Goals. The 11

Administrator may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m), as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m). Restricted Stock Awards and Deferred Stock Awards granted to Covered Employees under the Plan may qualify as “performance-based compensation” under Section 162(m) (a “Section 162(m) Award”) if the awards are granted or become payable or vested based upon the achievement of Performance Goals in accordance with this Section 10. Awards of Stock Options and Stock Appreciation Rights granted under the Plan are intended by their terms to qualify as Section 162 (m) Awards. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Administrator, in its sole and absolute discretion. The grant of a Performance Award is contingent on the grantee executing the Performance Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)

Performance Criteria. In the case of a Restricted Stock Award or Deferred Stock Award that is intended to be a Section 162(m) Award, the Administrator shall make such determinations with respect to such an award and shall establish the objective performance criteria and the individual target award (if any) applicable to each participant or class of participants in writing within ninety (90) days after the beginning of the applicable Performance Cycle (or such other time period as is required under Section 162(m)) and while the outcome of the Performance Goals is substantially uncertain. The applicable performance criteria shall be based on one or more of the Performance Goals set forth in Appendix 1 hereto. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) or otherwise violate Section 162(m), such provision shall be of no force or effect, with respect to any Section 162(m) Awards.

(c)	Grant; Vesting.
(i)

Subject to the provisions of the Plan, the Administrator shall, in its sole discretion, have authority to determine the eligible participants to whom, and the time or times at which, Section 162(m) Awards or other Performance Awards shall be made, the vesting and payment provisions applicable to such awards, and all other terms and conditions of such awards. As and to the extent required by Section 162(m), the terms of an award that is a Section 162(m) Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may allow the Administrator discretion to decrease the amount of compensation payable).

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(ii)

For each participant, the Administrator may specify a targeted Performance Award. The individual target award may be expressed, at the Administrator’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under the Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an individual target award for a participant for a calendar year shall not imply or require that the same level individual target award (if any such award is established by the Administrator for the relevant participant) be set for any subsequent calendar year. At the time the Performance Goals are established, the Administrator shall prescribe a formula to determine the percentages (which may be greater than 100%) of the individual target award which may be payable based upon the degree of attainment of the Performance Goals during the Performance Cycle.

(iii)

The measurements used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles, except, to the extent that any objective Performance Goals are used, if any measurements require deviation from generally accepted accounting principles, such deviation shall be at the discretion of the Administrator at the time the Performance Goals are set or at such later time to the extent permitted under Section 162(m).

(d)

Payment. At the expiration of the applicable Performance Cycle, the Administrator shall determine and certify in writing the extent to which the Performance Goals established pursuant to this Section 10 have been achieved and the percentage of the participant’s individual target award that has been vested and earned. Following the Administrator’s determination and certification in accordance with the foregoing, the Section 162(m) Award or other Performance Award shall become vested and payable (or deferred, in the case of deferred stock units) in accordance with the terms and conditions of the applicable award agreement. With respect to any Section 162(m) Award, the Administrator shall be precluded from having discretion to increase the amount of compensation payable under the terms of such Award. Notwithstanding the foregoing, the Administrator may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(e)

Termination.  Subject to the applicable provisions of the Award agreement and the Plan, upon a participant’s termination of employment or service for any reason during the Performance Cycle for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Administrator at grant.

(f)

Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Administrator may determine, the Administrator may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

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(g)

Maximum Award Payable. The maximum value of a cash payment made under a Performance Award which may be granted under the Plan with respect to any calendar year to any participant shall be $6,000,000. The maximum Section 162(m) Award payable to any one Covered Employee under the Plan for a calendar year is 500,000 Shares (subject to adjustment as provided in Section 3(b) hereof).

SECTION 11. OTHER CASH-BASED AWARDS

(a)

Other Cash-Based Awards. The Administrator may from time to time grant Other Cash-Based Awards to grantees in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Administrator may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

SECTION 12. DIVIDEND EQUIVALENT RIGHTS

(a)

Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award or as a freestanding award except with respect to an Award of a Stock Option or Stock Appreciation Right. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Cash dividend equivalents credited to the holder of a Dividend Equivalent Right shall be credited to a dividend book entry account on behalf of the holder, provided that such cash dividend equivalents shall not be deemed to be reinvested in shares of Stock and shall be held uninvested and without interest and paid in cash at the same time that the Dividend Equivalent Rights are vested. Stock dividend equivalents shall be credited to a dividend book entry account on behalf of the holder, provided that such stock dividend equivalents shall be paid in shares of Stock at the same time that the Dividend Equivalent Rights are vested. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments.

Neither dividends nor Dividend Equivalents shall be payable in respect of any unvested Awards prior to the vesting of such Award. In furtherance of the foregoing, a Dividend Equivalent Right granted as a component of another Award shall be settled upon settlement, or payment of, or lapse of restrictions on, such other award, and such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

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(b)

Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)

Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 13. LIMITATIONS ON VESTING

Subject to Section 3(c) of this Plan, no Award granted under the Plan shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to a grantee. The foregoing sentence shall not apply to (i) Awards granted to non-employee directors of the Company and (ii) in addition to any Awards granted to non-employee directors, an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 3(a), subject to adjustment as provided in Section 3(b), of this Plan.

SECTION 14. TAX WITHHOLDING

(a)

Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee.

(b)

Payment in Stock. Subject to approval by the Administrator, a grantee may satisfy their potential tax withholding obligation associated with any Award (equal to the income to be recognized by the grantee associated with the vesting, settlement and/or exercise of an Award and based on the maximum statutory tax rate applicable to the grantee), in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

15

SECTION 15. TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)	a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or
(b)

an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16. AMENDMENTS AND TERMINATION

(a)

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent subject to paragraph (b) below. Except as provided in Section 3(b) or 3(c), in no event may the Administrator exercise its discretion to: (i) reduce the exercise price of an outstanding Stock Option or an outstanding Stock Appreciation Right; (ii) cancel outstanding Stock Options or outstanding Stock Appreciation Rights in exchange for other Stock Options or other Stock Appreciation Rights with an exercise price that is less than the exercise price of the cancelled Stock Options or cancelled Stock Appreciation Rights, as applicable, or (iii) cancel an outstanding Stock Option or an outstanding Stock Appreciation Right with an exercise price that is less than the Fair Market Value of a share of Stock on the date of cancellation in exchange for cash or another Award.

Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that: (i) increase the number of shares reserved for issuance under the Plan; (ii) expand the type of Awards available, materially expand the eligibility to participate or materially extend the term of the Plan; or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m), Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

(b)

Notwithstanding any other provision of this Plan to the contrary, the Administrator may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of

16

conforming the Plan or an outstanding Award to any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a grantee agrees to any amendment made pursuant to this Section 16(b) to the Plan and any Award without further consideration or action.

SECTION 17. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18. GENERAL PROVISIONS

(a)

No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)

Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c)

Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)	Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time. 17

(e)

Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 19. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present (the “Effective Date”). Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date; provided that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based compensation” under Section 162(m) shall be granted on or after the fifth anniversary of the stockholder approval of the Plan unless the Performance Goals are re-approved (or other designated Performance Goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals.

SECTION 20. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

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APPENDIX 1

Section 162(m) Awards Performance Criteria

An Award that is intended to qualify as a 162(m) Award shall be subject to one or more Performance Goals that shall be based on the attainment (on an annual and/or cumulative basis) of a certain target level of, or a specified increase or decrease in, one or more of the following criteria selected by the Administrator:

•earnings per share;

•operating income;

•gross income;

•net income (before or after taxes);

•operating cash flow;

•gross profit;

•gross profit return on investment;

•gross margin return on investment;

•gross margin;

•operating margin;

•working capital;

•earnings before interest and taxes;

•earnings before interest, tax, depreciation and amortization;

•return on equity;

•return on assets;

•return on capital;

•return on invested capital;

•revenue;

•revenue growth;

•recurring revenues;

•sales or market share;

•total shareholder return;

•economic value added;

•safety

OSHA Recordable Incident Rate

Lost Time Case Rate

Lost Workday Rate

Days Away/Restricted or Job Transfer Rate (DART Rate)

Experience Modification Rate (EMR)

•individual performance;

•specified objectives with regard to limiting the level of increase in all or a portion of Tutor Perini’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Tutor Perini, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Administrator in its sole discretion;

•the fair market value of the shares of Tutor Perini’s Common Stock;

•the growth in the value of an investment in Tutor Perini’s Common Stock assuming the reinvestment of dividends; and/or

•reduction in operating expenses.

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The Administrator may provide in any Award intended to qualify as a Section 162(m) Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) changes in tax laws, accounting principles or other laws or provisions; (d) reorganization or restructuring programs; (e) acquisitions or divestitures; (f) discontinued operations; (g) foreign exchange gains and losses; or (h) an event either not directly related to the operations of Tutor Perini or not within the reasonable control of Tutor Perini’s management. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

The Administrator retains the discretion to adjust otherwise payable Section 162(m) Award downward, either on a formula or discretionary basis or any combination, as the Administrator determines, in its sole discretion. However, Administrator does not have the authority to adjust upward any otherwise payable Section 162(m) Award.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Administrator, in its sole discretion.

Any Performance Goal may, as the Administrator, in its sole discretion deems appropriate, (i) relate to the performance of Tutor Perini or any Subsidiary as a whole or any business unit or division of Tutor Perini or any Subsidiary or any combination thereof; (ii) be compared to the performance of a group of peer companies, or published or special index; (iii) be based on change in the applicable performance criteria over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change); (iv) relate to or be compared to one or more other performance criteria; or (v) any combination of the foregoing.

The Administrator is under no obligation to structure Awards granted under the Plan to qualify as 162(m) Awards and has the express authority to grant Awards that do not qualify as 162(m) Awards. Additionally, there is no guarantee that an Award that is intended to qualify as a 162(m) Award will so qualify in any particular circumstance. To maintain flexibility in compensating our executives, the Administrator reserves the right to use its judgment to grant or approve Awards or compensation that is non-deductible when the Administrator believes such Awards or compensation is appropriate.

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TUTOR PERINI CORPORATION 15901 OLDEN STREET SYLMAR, CA 91342 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL #0000000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:X KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Ronald N. Tutor 02 Peter Arkley 03 Sidney J. Feltenstein 04 James A. Frost 05 Michael R. Klein 06 Thomas C. Leppert 07 Robert C. Lieber 08 Dennis D. Oklak 09 Raymond R. Oneglia 10 Dale A. Reiss 11 Donald D. Snyder 12 Dickran M. Tevrizian Jr To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2017. 3 Approve the Tutor Perini Corporation Incentive Compensation Plan. 4 Advisory (non-binding) vote on the Company's executive compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 5 Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation. NOTE: Any other business that properly comes before the meeting or any adjournment thereof. NOTE: Any other business that properly comes before the meeting or any adjournment thereof. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date  JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE # Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Tutor Perini Corporation Attn: Investor Relations Dept. 15901 Olden Street Sylmar, CA 91342 Telephone (818) 362-8391 E-mail: investor.relations@tutorperini.com Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com TUTOR PERINI CORPORATION Annual Meeting of Shareholders May 24, 2017 at 1:00 PM Pacific Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) James "Jack" A. Frost and Gary G. Smalley, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TUTOR PERINI CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM Pacific Time on May 24, 2017 at Tutor Perini Corp., 15901 Olden Street, Sylmar, CA 91342, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side